SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        PRE EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            CYBEROAD.COM CORPORATION
                 (Name of Small Business Issuer in Its Charter)

         Florida                          7372                    65-0916440
(State or Other Jurisdiction  (Primary Standard Industrial     (I.R.S. Employer
    of Incorporation or        Classification Code Number)   Identification No.)
      Organization)
                              Oficentro Sabana Sur
                               Edificio 7, 5 Piso
                              San Jose, Costa Rica
                                  506-296-6335
          (Address and Telephone Number of Principal Executive Offices)

                              Oficentro Sabana Sur
                               Edificio 7, 5 Piso
                              San Jose, Costa Rica
(Address of Principal Place of Business or Intended Principal Place of Business)

                           Intrastate Registered Agent
                         701 Brickell Avenue, Suite 3000
                              Miami, Florida 33133
                                  305-789-7770
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                               Corporate Secretary
                 cyberoad.com Corporation, Oficentro Sabana Sur
                                Edificio 7,5 Piso
                              San Jose, Costa Rica

                                     and to

                              Julie M. Kaufer, Esq.
                    Troop Steuber Pasich Reddick & Tobey, LLP
                             2029 Century Park East
                          Los Angeles, California 90067
                                 (310) 728-3200

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box.

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                         Proposed        Proposed
Title Of Each  Class                     Maximum         Maximum     Amount Of
of Class of Securities  Amount To Be     Offering Price  Offering   Registration
To Be Registered        Registered(1)    Per Unit(2)     Price       Fee(3)
--------------------------------------------------------------------------------
Common Stock,
par value
$.0001 per share        13,373,395        $  3.25      $ 43,463,534   $  11,474
================================================================================


(1) In the event of a stock split, stock dividend, or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).


(3) This figure was previously paid in connection with the initial filing and subsequent Amendment No. 1 of this Registration Statement on Form SB-2 and Amendment No. 1 thereto filed on February 24, 2000, and May 18, 2000, respectively. The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      SUBJECT TO COMPLETION - July 19, 2000


                                 13,373,395 Shares                    PROSPECTUS

                            CYBEROAD.COM CORPORATION

                                  Common Stock

         This prospectus may be used only in connection with the resale by the parties listed below or their assigns of shares of the common stock of cyberoad.com Corporation as follows:


     Up to 8,659,650 shares of common stock that were issued by us in connection with the purchase of all of the stock of Cyberoad.com (Isle of Man) Ltd.

     Up to 2,253,745 shares of common stock that were issued by us to certain selling stockholders under securities purchase agreements.

     Up to 291,375 shares of common stock that underlie options that were issued by us to Thomson Kernaghan as a placement agent commission fee under the placement agency agreement.

     Up to 50,000 shares of common stock that were issued by us to a selling stockholder as compensation for services rendered.

     Up to 618,625 shares of common stock issued and held in escrow pursuant to the securities purchase agreements.

     Up to 1,500,000 shares of common stock issued to selling stockholders in connection with the purchase by Cyberoad.com (Isle of Man) Ltd. of the issued and outstanding shares of Ecomm Relationship Technologies (IOM) Limited.

         The selling security holders may offer their shares through public or private transactions at prevailing market prices or at privately negotiated prices. cyberoad.com will not receive any proceeds from this offering.

         An investment in these securities is risky. You should only purchase these shares if you can afford to lose your entire investment. See "Risk Factors" beginning on page 4 for a discussion of certain factors that you should consider before you invest in the common stock being sold with this prospectus.

         The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               -------------------



                     This prospectus is dated July 19, 2000

                               PROSPECTUS SUMMARY

                         ABOUT CYBEROAD.COM CORPORATION

         cyberoad.com is an Internet technology and software development company. cyberoad.com develops, markets and licenses its software systems and provides related technical and marketing support to its clients and licensees, who are operators of Internet sportsbook and casino websites.

         In November 1999, cyberoad.com released its Netbook Version 2 sports betting software system. It is a browser-based, no downloads system that allows sports enthusiasts to bet on a wide variety of sporting events using almost any computer system, anywhere in the world. cyberoad.com also provides a software system that supports several browser-based virtual casino games including blackjack, roulette and slots.

         As part of its technology services and software development features, cyberoad.com provides a proprietary e-commerce financial transaction processing system that enables secure online commerce and information transmission.

         Clients and licensees also receive network hosting on cyberoad.com's web servers that are located in Costa Rica and Canada, as well as full technical and customer support and marketing and website management services.

         cyberoad.com Corporation was incorporated in Florida in June 1988 with its primary operating subsidiary located in the Isle of Man. cyberoad.com's principle office is located in Costa Rica at Oficentro Sabana Sur, Edificio 7, 5 Piso, San Jose, Costa Rica, telephone (506) 296-6335. Information on our website located at www.cyberoad.com does not constitute part of this prospectus.

                               ABOUT THE OFFERING

--------------------------------------------------------------------------------
Shares offered by the Selling Stockholders .....    Up to 13,373,395 shares.
--------------------------------------------------------------------------------
Offering Price..................................    Determined   at  the   time
                                                    of   sale  by  the   selling
                                                    stockholder.
--------------------------------------------------------------------------------
Total Shares outstanding as of March 31, 2000...    14,159,009 shares.
--------------------------------------------------------------------------------

         The total shares outstanding as of March 31, 2000 do not include the following shares that will dilute your investment if and when they are issued:

     o 291,375 shares of common stock issuable upon exercise of the options issued to Thomson Kernaghan & Co. Ltd.; and

     o 2,199,500 shares of common stock issuable upon exercise of options granted or available for future grant under our 1999 Stock Option Plan.

Summary Consolidated Financial Information


         The following summary financial data is derived from our financial statements and related notes appearing elsewhere in this prospectus. You should read the following summary financial data in conjunction with those financial statements and notes. cyberoad.com was incorporated in June 1988 and conducted no material operations prior to May 1, 1999. On May 1, 1999, cyberoad.com Corporation purchased all of the stock of Cyberoad.com (Isle of Man) Ltd., a corporation existing under the laws of the Isle of Man. Cyberoad.com (Isle of Man) Ltd. had no material operations prior to May 1, 1999. Immediately thereafter, Cyberoad.com (Isle of Man) Ltd. purchased certain assets from Cyberoad Gaming Corporation relating to the online gaming technology. On May 1, 1999, Ecomm Relationship Technologies (IOM) Limited, a corporation existing under the laws of the Isle of Man, purchased certain assets from Cyberoad Gaming Corporation relating to the financial transaction processing technology. On November 11, 1999, Cyberoad.com (Isle of Man) Ltd. purchased all of the outstanding shares of Ecomm Relationship Technologies (IOM) Limited. The following summary financial data for the three months ended March 31, 2000 and the year ended December 31, 1999 reflects financial data for cyberoad.com Corporation.






                                               Three Months Ended                  Year Ended
                                                  March 31,                        December 31,
                                      ---------------------------------  ---------------------------------
                                                    2000                               1999
                                      ---------------------------------  ---------------------------------

                                       (in thousands, except per share    (in thousands, except per share
                                                    data)                              data)
                                                 (unaudited)
Statement of Operations Data:
Total revenues                                  $             950               $          1,959
Gross profit (loss)                                          (174)                            13

Loss from operations                                         (975)                        (1,622)
Net loss                                                     (975)                        (1,622)
Basic and diluted net loss per share            $           (0.07)              $          (0.17)
Weighted average number of shares
    used in computing basic and
    diluted net loss per share                             13,309                          9,316


                                              At March 31, 2000                At December 31, 1999
                                               (in thousands)                     (in thousands)
Balance Sheet Data:                              (unaudited)
Cash and cash equivalents                       $             937               $          1,336
Restricted cash                                               227                            227
Total current assets                                        1,760                          2,239
Total assets                                                3,526                          3,915
Total current liabilities                                   1,107                          1,104
Total stockholders' equity                                  1,266                          2,218


                                  RISK FACTORS

         You should carefully consider the following risks before you decide to buy our common stock. The risks and uncertainties described below are the material ones facing our company. If any of the following risks actually occur, our business, revenues, financial condition or results of operations would likely suffer. If this occurs, you may lose all or part of the money you paid to buy our common stock.

Our operations may fail if we are unable to obtain additional financing

         Our capital requirements are and will continue to be significant. We cannot assure you that we will be able to operate on a profitable basis or that cash flow from operations will be sufficient to pay our operating costs. We anticipate that our current cash resources will be sufficient to fund operations through the end of December 2000. Thereafter, we will need to raise additional capital to finance our operations. We anticipate seeking additional financing through debt or equity financings. We cannot assure you that additional financing will be available to us, or, if available, any financing will be on terms acceptable or favorable to us. We cannot assure you that our estimate of our anticipated capital needs is accurate or that new business developments or other unforeseen events will not occur that will result in the need to raise additional funds. If we cannot raise additional funds, further development of our technology and upgrades to our existing products may be delayed and we otherwise may not be able to execute our business plan, all of which may have a material adverse effect on our operations and financial condition.

You may be unable to effectively evaluate our company for investment purposes, because we have a limited operating history

         We had no material operations prior to May 1, 1999. Accordingly, we have a very limited operating history upon which you may evaluate us. To date we have generated limited revenue. In addition, our revenue model is evolving. Under our model, we expect to generate a substantial portion of our revenues from our licensing agreements with our licensees. Under our licensing agreements, we receive a percentage of the net gaming revenue generated from a licensee's site. However, we may not be able to generate revenues through these agreements or other sources. We cannot guaranty or accurately predict our future results of operations.

If we continue to incur significant operating losses, you could lose all or a substantial portion of your investment

         We  commenced  operations  in May 1999  and to  date,  we have not been profitable. We expect to continue to incur significant operating losses and to generate negative cash flow from operating activities for the foreseeable future. We incurred net losses of $975,152 for the quarter ended March 31, 2000. As of March 31, 2000, our accumulated deficit was $2,699,726. We may never be profitable, or, if we become profitable, we may be unable to sustain profitability. Our limited operating history makes predicting our future operating results difficult. An investor in our securities must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly those involved in the Internet and electronic commerce. These risks include:

     the level of use of the Internet and online services, and consumer acceptance of the Internet and online services;

     our inability to generate significant licensing revenue, as well as revenue from advertising and e-commerce;

     the inability of our licensees to maintain and increase levels of traffic on their respective web sites;

     our failure to anticipate and adapt to a developing market;

     our inability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner;

     the failure of our licensees' servers and networking systems to efficiently handle web traffic; and

     our inability to effectively manage rapidly expanding operations.

If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted as necessary, our business, revenues, results of operations and financial condition will be adversely affected.


Period-to-period comparisons of our operating results may not be helpful to you in evaluating a potential investment in our company, because we expect our quarterly results to fluctuate

         We  expect  that  our  quarterly   operating   results  will  fluctuate
significantly due to many factors, including:

     our ability to attract and retain licensees;

     pending or to be proposed government regulation of the gaming industry;

     new  Internet  sites,   services  or  products  introduced  by  us  or  our
     competitors;

     uncertain acceptance of our Internet gaming software;

     management  of  our  growth;   and

     risks associated with potential acquisitions.

         Many of these factors are beyond our control. Due to the limited history of businesses relying on the Internet as a commercial medium, we believe that period-to-period comparisons of our operating results are not meaningful.

If we fail to establish, maintain and strengthen our brand name, we may be unable to attract additional licensees of our products and services

         In  order  to  expand  our   licensee   base,   solidify  our  business
relationships and successfully implement our business strategy, we must establish, maintain and strengthen our brand name. For us to be successful in establishing our brand name, potential licensees must perceive us as a reliable source of sophisticated gaming and financial transaction processing software. We expect that we will need to increase substantially our marketing budget to establish brand name recognition and brand loyalty. If we have licensee and customer complaints, our reputation may be significantly damaged, which could have an adverse effect on our business, results of operations and financial condition. If our licensees do not perceive our existing technologies, products and services to be of high quality or if we alter or modify our brand image, introduce new services or enter into new business ventures that are not favorably received, the value of our brand could be diminished, which could decrease interest in our technologies, products and services.

Our operations may fail if Internet gaming software generally, or our products and services specifically, are not commercially accepted

         Our success will depend in large part on widespread licensee and consumer acceptance of Internet gaming software. The development of a market for Internet gaming software and specifically our technology and products has only recently begun, is rapidly evolving and likely will be characterized by an increasing number of market entrants. Our future growth, if any, will depend on the following critical factors:

     the growth of the Internet as a commerce medium generally, and as a market for Internet gaming software and services specifically;

     our ability to successfully and cost-effectively market our services to a sufficiently large number of licensees and customers; and

     our ability to overcome a perception among many potential licensees and consumers that using Internet gaming software is risky.

         We cannot assure you that the market for our technologies, products and services will develop or that licensees and consumers will significantly increase their use of the Internet for gaming software. Accordingly, it is very difficult to predict the future growth rate of the market in which we operate. Demand and market acceptance for our products and services generally are subject to a high level of uncertainty and risk. We cannot assure you that the markets for our technologies and products will stabilize or become sustainable. If the markets fail to develop, develop slower than expected or become saturated with competitors, we may not enter into additional license agreements and we may not recognize substantial revenue from our existing licenses, all of which would be materially adverse to our operations.

         We have entered into license agreements with three licensees. We cannot assure you that we will be able to attract additional licensees. In addition, we need to expend substantial additional efforts and expenditures to enhance the capabilities of our technologies and products. If we are unable to enhance our initial products or develop new products, we may not be able to maintain or increase our licensee base, which will have a material adverse effect on our business, results of operations and financial condition. If our technologies, products and services do not achieve widespread market acceptance, our business, results of operations and financial condition would be adversely affected.

If we are unable to maintain our relationships with certain third parties our operations may suffer


         We are in an early stage of development and are continuing to establish internal management, personnel and other resources. We depend substantially upon third parties for several critical elements of our business, including among others, promotion and marketing, technology and infrastructure development and distribution activities. The services of all of our management, except Mr. Coffey, our President, and the services of substantially all of our other personnel are provided through Services Agreements with Kazootek.com Technologies Inc., a related party, and El Moro Finance Ltd. These agreements are terminable upon thirty days notice from either party. In addition, we engage in our promotion and marketing technology, infrastructure development and distribution services in office space provided by Kazootek and El Moro. If we are unable to maintain our relationships with Kazootek and El Moro, we will need to retain executives and other employees to perform these job responsibilities and we will need to identify suitable property to relocate these operations. We may not be able to retain these employees or locate alternative property on a timely basis, or at all, or at commercially reasonable rates, all of which will have a materially adverse effect on our business and results of operations.


The enactment of new laws, or the interpretation of current laws, may restrict Internet gaming activities which may have an adverse effect on our operations

         We are subject to applicable laws in the jurisdictions in which we operate and our licensees are subject to applicable laws in the jurisdictions in which they operate. Many jurisdictions have attempted to restrict or prohibit Internet gaming. As companies and consumers involved in Internet gaming are located around the world, there is uncertainty regarding exactly which government has jurisdiction or authority to regulate or legislate with respect to various aspects of the industry. Furthermore, it may be difficult to identify or differentiate gaming-related transactions from other Internet activities and link these transmissions to specific users, in turn making enforcement of legislation aimed at restricting Internet gaming activities difficult. If existing regulations are interpreted to prohibit or restrict Internet gambling and are enforced, or if new regulations are enacted which are designed to prohibit Internet gambling, our licensees may be found to violate these regulations and may be required to cease operations of their sites. Moreover, if existing regulations are interpreted to apply to suppliers of gaming software, if new laws applicable to suppliers are enacted that restrict our activities or if our operations are interpreted to extend beyond software development, we may be required to cease or restrict our development, marketing and licensing activities. The uncertainty surrounding the regulation of Internet gaming and any adverse interpretation and subsequent enforcement of existing or new laws relating to Internet gambling could have a material adverse effect on our business, revenues, operating results and financial condition.


     Governments in the United States and other jurisdictions may in the future adopt legislation that restricts or prohibits Internet gaming. After previous similar bills failed to pass in 1998, in 1999, Senator Jon Kyl of the United States Senate introduced a revised bill intended to prohibit and criminalize Internet gambling. On November 19, 1999, the Senate passed this bill. On July 17, 2000, the House of Representatives failed to pass a proposed companion bill, H.R. 3125, entitled the "Internet Gambling Prohibition Act of 2000." This proposed bill would have made it a federal crime for any person engaging a gambling business to knowingly use the Internet or any other interactive computer service to place, receive or otherwise make a bet or wager, or to send, receive, or invite information assisting in the placing of a bet or wager. We cannot assure you whether the Kyl bill or any similar bill will become law. Should the Kyl Bill be passed in its present form, it would eliminate most arguments that Internet gambling is legal in the United States, and in order to avoid violation, would force owner/operators to provide a mechanism whereby Internet gaming Web sites were inaccessible to citizens of the United States.

         In addition, existing United States federal statutes and state laws could be construed to prohibit or restrict gaming through the use of the Internet. To date, we license technologies and products and offer support services solely to non-U.S. based licensees. Governmental authorities may view us and/or our licensees as having violated these statutes or laws. Several state Attorney Generals and court decisions have upheld the application of state anti-gambling laws to Internet casino companies.

         United States or other jurisdictions may initiate criminal or civil proceedings against us and/or our licensees, and these proceedings could involve substantial litigation expense, penalties and fines. In addition, these proceedings may divert the attention of our key executives, and may result in injunctions or other prohibitions against us and/or our licensees.

         In addition, as electronic commerce further develops, it generally may be the subject of government regulation. Current laws, which pre-date or are incompatible with Internet electronic commerce, may be enforced in a manner that restricts the electronic commerce market. These developments could have a material adverse effect on our business, revenues, operating results and financial condition.

If we are unable to compete effectively with existing or new competitors, we may be required to reduce prices, enter into fewer contracts, or reduce margins

         The market for Internet products and services is highly competitive and there are no substantial barriers to entry. We expect that competition will continue to intensify. Many of our Internet competitors have more experience online and have greater brand recognition. We may not be able to compete successfully in the Internet services market, which would prevent us from effectively executing our business strategy. In addition, the market for Internet products and services is characterized by rapid technological developments, evolving industry standards, and frequent new products and enhancements. If faster Internet access becomes more widely available through cable modems or other technologies, we may be required to make significant changes to the design and content of our technologies and products to compete effectively. As the number of web pages and users increase, we will need to modify our Internet infrastructure and technologies and products to accommodate increased traffic to our licensees' sites. If we cannot modify our technologies and products, users may experience:

        system disruptions;
        slower response times;
        impaired quality and speed of processing.

         Gaming services over the Internet is a relatively new industry, and licensees of our software will compete with existing and more established recreational services and products, in addition to certain other forms of entertainment. Our success will depend upon, among other things, our ability to enhance our products and to develop and introduce new products and services that keep pace with technological developments, respond to evolving licensee and customer requirements and achieve strong brand name recognition. We compete with several public and private companies that provide electronic commerce and/or Internet gaming software. Many of these competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical, management and other resources than we do. Our failure to anticipate or respond adequately to technological development and licensee and customer requirements or any significant delays in product developments or introductions could result in price reductions, reduced revenues and margins and loss of market share.


         Pursuant to two revolving line of credit agreements with El Moro Finance Ltd., we agreed to furnish an unrestricted open source code license to all software developed by us for up to two years after the revolving line of credit is converted or repaid in full as well as the domain name "ebanx.com" and the European trademark to the name "ebanx." Therefore, El Moro potentially could develop the source code into a software system and either become an owner/operator of internet gaming websites itself, or license the software to third parties and in either case, become our competitors. In the event that El Moro requests transfer of the domain name and the trademark, we likely would attempt to negotiate a license agreement for the use of these rights. If we ultimately were unable to continue to use these properties, we may be required to change the name associated with our financial transaction processing system. We anticipate that we would incur certain marketing expenses in an effort to brand our new name. In addition, we may lose potential business to the extent the owner of these rights develops a processing system and associates the name "ebanx," and in any event, face additional competition to our businesses.

We face hardware systems risks from natural disasters and third parties, and if our communications service or that of our licensees is disrupted, our ability to generate revenue will suffer

         Our business model depends on the ability of cyberoad.com and on the ability of our licensees to engage in global communications services, and both are dependent upon third parties to deliver these services. Our results of operations and financial condition will be materially adversely affected if we or our licensees suffer disruptions in service. Fires, floods, earthquakes, power losses, telecommunications failures, break-ins, civil disturbances, acts of terrorism, strikes, and similar events could damage our communications systems, or those of our licensees. Computer viruses, electronic break-ins or other similar disruptive problems may also occur. Our business would be adversely affected if our systems or the systems of our licensees were affected by any of these occurrences. If there is damage to the facility in Costa Rica, we do not believe we will suffer any material delay in the provision of services to our licensees or in connection with our product development. In those circumstances, however, we may be required to expend substantial sums to acquire equipment and related assets in order to continue to operate our business effectively.


Our operating results could be impaired if we become subject to burdensome government regulations and legal uncertainties concerning the Internet

         Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to:

        user privacy;
        pricing, usage fees and taxes;
        content;
        copyrights;
        distribution;
        characteristics and quality of products and services; and online advertising and marketing.

         The adoption of any additional laws or regulations may decrease the popularity or impede the expansion of the Internet and could seriously harm our business. A decline in the popularity or growth of the Internet could decrease demand for our products and services, reduce our revenues and margins and increase our cost of doing business. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many important issues, including property ownership, intellectual property, export of encryption technology, libel and personal privacy. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could also harm our business.

If the quality of a user's online service is poor, there may be less demand for our products

         Our licensees and their customers depend on Internet service providers, online service providers and other website operators for access to our technologies and products. Many of these users have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our technologies or products. Additionally, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems could result in a decrease demand for our products and a decreased usage of our licensee's sites which would have a material adverse affect on our business.

If consumers do not accept the Internet for commercial transactions, our ability to generate revenues will be adversely affected

         Our growth and operating results depend in part on widespread consumer acceptance and use of the Internet as a way to transact business. This consumer practice is at an early stage of development, and demand and continued market acceptance is uncertain. We cannot predict the number of consumers that will be willing to transact business over the Internet, rather than through traditional outlets. The Internet may not become a viable commercial marketplace due to inadequate development of network infrastructure and enabling technologies that address consumer concerns about:

        network performance;
        security;
        speed of access;
        ease of use; and
        bandwidth availability.

         In addition, the Internet's viability as a commercial marketplace could be adversely affected by increased government regulation. Changes in or insufficient availability of telecommunications or other services to support the Internet could also result in slower response times and adversely affect general usage of the Internet. Also, negative publicity and consumer concern about the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of commerce on the Internet.

Online security risks could seriously harm our business

         A significant barrier to electronic commerce is the secure exchange of value over public networks. We rely on encryption and authentication technology to provide the security and authentication necessary to effect the secure exchange of value, including public key cryptography technology licensed from VeriSign Inc. and private key Data Encryption Standard, or DES, cryptography. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the VeriSign Inc. technology, DES or other algorithms we use to protect customer transaction data. If a breach of these technologies occurred, we could be subject to lawsuits and our reputation would be significantly damaged.

         Our business model is predicated on our licensees being able to provide secure online financial transaction processing for their clients. We cannot assure you that international financial institutions and banks will continue to process the transactions of our licensees' clients in the future. As a large portion of our revenues is based on a percentage of the revenues generated by our licenses, any disruption in the processing of these transactions would result in a disruption to the licensee's business, and would have an adverse effect on our business.

Any future acquisitions we make of companies or technologies may result in disruptions to our business

         We may acquire or make investments in complementary businesses, technologies, services or products. These acquisitions and investments could disrupt our ongoing business, distract our management and employees and increase our expenses. If we acquire a company, we could have difficulty integrating that company's personnel, operations, technology and software into ours. In addition, the key personnel of the acquired company may decide not to work for us. We could also have difficulty in integrating the acquired products, services or technologies into our operations and we may incur indebtedness or issue equity securities to pay for a future acquisition. The issuance of securities could be dilutive to our existing stockholders.

Our senior management and expert consultants have limited experience in our industry and may not be able to execute our business plan.

         Our success will depend largely upon the personal efforts of members of management and expert consultants including Mr. John Coffey, President, Mr. Brent Corobotuic, Manager, Functionality Design, Mr. Orlando Guerrero, Director, Mr. Carl Schmidt, Chief Information Officer, Mr. Joseph Chin, Chief Systems Officer and Mr. Calvin Ayre, Internet Business Model and Product Consultant. Most of our senior management has no direct experience in founding other companies or developing other technologies and products similar to ours. We cannot assure you that our senior management or consultants will be successful in efficiently executing our business strategy or in recruiting a senior group of experienced executives, consultants and personnel.


If we cannot attract new personnel or retain and motivate our current personnel, our business will be adversely affected.


         Competition for personnel throughout our industry is intense. We may be unable to retain our key employees or to attract, integrate or retain other highly qualified employees in the future. Our success depends on our continuing ability to attract, retain and motivate highly skilled employees, particularly with respect to our technology development and support. We expect that hiring and retaining employees with appropriate qualifications will be difficult.


Our business model depends on our ability to develop a complex global marketing and sales program and future strategic partnerships. Any failure to develop these programs may inhibit our growth.

         Our business requires marketing, brand development and sales on a global basis as well as the formation of strategic partnerships globally, nationally and regionally to assist in a focused marketing effort, and to provide financial strength. We cannot assure you that we will succeed in developing and managing a complex marketing and sales strategy resulting in reasonable penetration of our technologies into our target markets on a timely basis. We cannot assure you that we will develop these strategic partnerships on a timely basis, or at all, or develop an adequate number of strategic partnerships to successfully market our technologies and products globally. If we do not effectively implement our marketing strategy, we may not grow our business or increase our sales.

We depend on certain licensees for a substantial portion of our revenue, and the loss of one or more of these licensees could have an adverse effect on our operations

         A substantial portion of our revenue is derived from our current three licensees. We expect that a substantial portion of our revenue through December 31, 2000 will continue to depend on a small number of licensees. The loss of one or more of these licensees would have a material adverse effect on our ability to generate revenue, our operating results and financial condition.

If we are unable to protect our trademarks and intellectual property rights, our reputation and brand could be impaired and we could lose licensees

         We regard our trademarks, trade secrets and similar intellectual property as critical to our success. We rely on intellectual property law and confidentiality and/or license agreements with employees, licensees, customers, providers and others to protect our proprietary rights. We cannot be certain that we have taken adequate steps to protect our proprietary rights, especially in countries where the laws may not protect our rights as fully as in the United States. In addition, third parties may infringe or misappropriate our proprietary rights, and we could be required to incur significant expenses to preserve them. We have applied for the registration of some of our trademarks and service marks in the United States and some other countries. Even if we are able to register these names, registration may not adequately protect us against infringement by others. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. If we are not able to protect our trademarks and other intellectual property, we may experience difficulties in achieving and maintaining brand recognition and customer loyalty.

         Other parties may assert infringement or unfair competition claims against us. We cannot predict whether third parties will assert claims of infringement against us, or whether any assertions or prosecutions will adversely affect our business. If we are forced to defend against any of these claims, whether meritless or not, we may face costly litigation and diversion of technical and management personnel. As a result of these disputes, we may have to expend significant resources to develop or acquire non-infringing property. Alternatively, we may need to pursue royalty or licensing agreements, which may not be available on acceptable terms, if at all.



               CAUTIONARY NOTICE ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus contains statements that constitute forward-looking statements within the meaning of Section 21E of the Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations of these words are intended to identify forward-looking statements. These forward looking statements appear in a number of places in this prospectus and include statements regarding:

o our intent or current expectations regarding our strategies, plans and objectives; o our product release schedules; o our ability to design, develop and market products; o the ability of our products to achieve or maintain commercial acceptance.

         Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page 4. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         cyberoad.com will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus.

                                 DIVIDEND POLICY

         cyberoad.com   has  never  paid  any  dividends  on  its  common stock.
cyberoad.com intends to retain earnings for use in its business and does not intend to pay any dividends on its common stock in the foreseeable future.


                       DETERMINATION OF THE OFFERING PRICE

         The selling stockholders may from time to time sell all or a portion of the shares of common stock offered by them under this prospectus in routine brokerage transactions on the Over the Counter Bulletin Board, if we resume trading on that system, in negotiated transactions, or otherwise, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to the stock market's closing prices or at negotiated prices. The selling stockholders also may make private sales directly or through brokers. Because of this, the offering price cannot be determined as of the date of this prospectus. See "Plan of Distribution."

                           PRICE RANGE OF COMMON STOCK

         The common stock of cyberoad.com was approved for quotation on the OTC Bulletin Board on September 14, 1998. The common stock began trading on the OTC Bulletin Board in March 1999, under cyberoad.com's previous name, LAL Ventures Corp. (Ticker Symbol: LAL). On January 19, 2000, the shares of cyberoad.com were removed from the Over the Counter market for failing timely to comply with the Eligibility Rule promulgated by the OTC Bulletin Board. The following table sets forth, for the periods indicated, the high and low bid information for our common stock as reported by the Over the Counter Bulletin Board. These quotations reflect inter-dealer prices.

                                                                High       Low
  Year Ended December 31, 1999
         First Quarter........................................$  6.00    $     0
         Second Quarter.......................................   6.25      0.875
         Third Quarter........................................   6.00      4.00
         Fourth Quarter.......................................   5.25      2.00

          Year Ended December 31, 2000
         First Quarter (through January 19, 2000) ............$  4.75    $ 3.125



         On January 19, 2000, the closing bid price of the common stock as reported on the Over the Counter Bulletin Board was $3.63 per share. As of March 31, 2000, there were 54 shareholders of record of our common stock.

                                 CAPITALIZATION

         The following table sets forth cyberoad.com's capitalization as of March 31, 2000. This table should be read in conjunction with cyberoad.com's financial statements, the notes to cyberoad.com's financial statements, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The number of issued and outstanding shares in the following table excludes the following shares that could further dilute your investment:

     o 291,375 shares of common stock issuable upon exercise of options issued to Thomson Kernaghan; and
     o 2,199,500 shares of common stock issuable upon exercise of options granted or available for future grant under our 1999 Stock Option Plan.

                                                                     March 31,
                                                                       2000
                                                                   ------------
                                                                  (in thousands)

                                                                       Actual
Stockholders' equity:
Common Stock, $0.00001 par value; Shares Authorized 500,000,000
    shares Issued and Outstanding at March 31, 2000:  14,159,009 ..         -
    Additional paid-in capital.....................................     3,966
    Accumulated deficit............................................     2,700
Total stockholders' equity.........................................     1,266
    Total capitalization ..........................................   $ 1,266

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected financial data of our business for the period indicated. The statement of operations data for the three months ended March 31, 2000, and the balance sheet data as of March 31, 2000 are derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The statement of operations data for the year ended December 31, 1999, and the balance sheet data as of December 31, 1999 are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The following data should be read along with our financial statements, the notes to our financial statements, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.



                                                            Three Months Ended                  Year Ended
                                                                March 31,                       December 31,
                                                  ---------------------------------   -------------------------------
                                                                2000                               1999
                                                  ---------------------------------   -------------------------------
                                                   (in thousands, except per share    (in thousands, except per share
                                                                data)                              data)
                                                             (unaudited)

Statement of Operations Data:
Revenues:
    Data Processing                                         $              166                  $            430
    Transaction Processing                                                 285                               495
    Systems Support and Maintenance                                        304                               637
    Marketing                                                              182                               368
    Other                                                                   12                                29
Total revenues                                                             950                             1,959
Cost of revenues                                                         1,124                             1,946
Gross profit (loss)                                         $             (174)                 $             13

Operating Expenses:
    Development                                             $              243                  $            337
    General and administrative                                             557                             1,298
Total operating expenses                                                   801                             1,635
Income (loss) from operations                                             (975)                           (1,622)
Net income (loss)                                                         (975)                           (1,622)

Basic and diluted net income (loss) per share               $            (0.07)                 $          (0.17)
Weighted average number of shares
    used in computing basic and
    diluted net income (loss) per share                                 13,309                             9,316



                                                          At March 31, 2000                At December 31, 1999
                                                           (in thousands)                     (in thousands)
Balance Sheet Data:                                          (unaudited)
Cash and cash equivalents                                   $              937                  $          1,336
Restricted cash                                                            227                               227
Total current assets                                                     1,760                             2,239
Total assets                                                             3,526                             3,915
Total current liabilities                                                1,107                             1,104
Total stockholders' equity (deficit)                                     1,266                             2,218



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read together with the consolidated financial statements of cyberoad.com and the notes to those consolidated financial statements included elsewhere in this prospectus. This discussion summarizes the significant factors affecting the consolidated operating results, financial condition and liquidity and cash flows of cyberoad.com for the three months ended March 31, 2000 and the fiscal year ended December 31, 1999. Except for historical information, the matters discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations are forward looking statements that involve risks and uncertainties and are based upon judgments concerning various factors that are beyond our control. Actual results could differ materially from those projected in the forward looking statements as a result of, among other things, the factors described in "Risk Factors" included elsewhere in this prospectus.

Overview


         cyberoad.com was incorporated in June 1988 and conducted no material operations prior to May 1, 1999. On May 1, 1999, cyberoad.com Corporation purchased all of the stock of Cyberoad.com (Isle of Man) Ltd., a corporation existing under the laws of the Isle of Man. Cyberoad.com (Isle of Man) Ltd. had no material operations prior to May 1, 1999. Immediately thereafter, Cyberoad.com (Isle of Man) Ltd. purchased certain assets of Cyberoad Gaming Corporation relating to the online gaming technology. On May 1, 1999, Ecomm Relationship Technologies (IOM) Limited, a corporation existing under the laws of the Isle of Man, purchased certain assets of Cyberoad Gaming Corporation relating to the financial transaction processing system. On November 11, 1999, Cyberoad.com (Isle of Man) Ltd. purchased all of the outstanding shares of Ecomm Relationship Technologies (IOM) Limited. Pursuant to an agreement dated as of October 31, 1999, Ecomm Relationship Technologies (IOM) Limited transferred all of its assets other than those assets relating to technology to Corporacion Ebanx.com, S.A., a corporation wholly owned by Cyberoad.com (Isle of Man) Ltd. and existing under the laws of Panama.


         Our revenues are generated from data processing, financial transaction processing, systems support and maintenance, marketing and other. All revenue streams are recognized at the time services are provided except for systems support and maintenance. Systems support and maintenance is derived from actual wagering activity, and is recognized after verifiable events conclude. Direct costs consist of actual costs incurred to generate revenues and consist primarily of maintenance charges associated with the operations infrastructure, telecommunications conductivity and office space of the call centers, e-commerce transaction costs, direct marketing costs incurred, and third party software licensing royalties.

         Our annual and quarterly revenue will depend in large part upon the successful development and market acceptance of our internet/intranet sportsbook management software, Netbook Version 2, and our financial transaction processing and payment system, which we refer to as our eBanx.com eCash system. If accepted, we believe that revenues attributable to system support and maintenance as well as licensing fees resulting from the sale of additional licenses to third parties to set up and maintain sportsbook websites will increase. Accordingly our annual and quarterly revenues are, and will continue to be, extremely difficult to forecast.

Results of Operations

Three Months Ended March 31, 2000

         Revenues

         Revenues are generated from four main sources: data processing, financial transaction processing, systems support and maintenance, and marketing. All revenues are recognized on an accrual basis as services are rendered, except for systems support and maintenance, which is recognized as events conclude.

         For the three months ended March 31, 2000, revenues were $949,805. Of this amount, we generated $166,362 from fees from our licensees for providing the operations infrastructure, telecommunications conductivity and related items for the call centers. Fees are billed on a monthly basis as services are rendered. We generated transaction processing revenue of $285,430 as a result of processing e-commerce transactions. Fees are billed on a monthly basis based on actual transactions processed. We generated systems support and maintenance revenue of $303,664, which is recognized as a result of developing, maintaining and supporting licensees' websites. Fees attributable to systems support and maintenance revenue consist of a percentage of the net gaming revenue based on wagering activity on a licensee's site and is recognized and retained as events conclude. We generated marketing revenue of $182,301 based on direct marketing efforts performed on behalf of licensees to promote their respective websites.

         Direct Costs

         For the three months ended March 31, 2000 we incurred $1,124,237 in direct costs. Direct costs consisting of actual costs incurred for the maintenance of a call center in which "live lines / live odds" are supported and various sportsbooks totaled $211,021. Direct costs consisting of actual costs incurred in performing all financial transaction processing totaled $421,480. Marketing costs consisting of traditional media buy and unique Internet promotional tools totaled $480,246. Other direct costs of $11,490 were incurred for royalty fees for the licensing of third party casino software.

         Development Expenses

         For the three months ended March 31, 2000, we incurred $243,324 in development costs. Development costs include equipment, salaries and benefits and other labor costs incurred for the research and development of Netbook and eBanx proprietary software. All development costs incurred have been expensed in the period incurred. As the development, upgrade, and improvement of Netbook and eBanx software is ongoing, we expect to continue to incur development costs.

         Operating Expenses

         For the three months ended March 31, 2000, we incurred total operating costs of $557,396. Operating expenses consist of wages and employee benefits of $144,299, professional fees of $139,512, consulting and management fees of $45,049, and equipment rental and maintenance of $33,513. Other significant operating costs incurred were stock options benefits, rent, and office and miscellaneous.

         Amortization and Depreciation

         For the three months ended March 31, 2000, we incurred $107,369 in amortization and depreciation which was attributable to depreciable assets of computer software and equipment, furniture and fixtures and leasehold improvements acquired during the prior year ended December 31, 1999 and the first three months ended March 31, 2000.

Three Months Ended March 31, 1999 and March 31, 1998

         There were no significant activities performed by cyberoad.com in the three months ended March 31, 1999 and 1998.

Year Ended December 31, 1999

         Revenues

         Revenues are generated from four main sources: data processing, financial transaction processing, systems support and maintenance, and marketing. All revenues are recognized on an accrual basis as services are rendered, except for systems support and maintenance, which is recognized as events conclude.

         For the year ended December 31, 1999, revenues were $1,958,702. Of this amount, we generated $429,805 from fees from our licensees for providing the operations infrastructure, telecommunications conductivity and related items for the call centers. Fees are billed on a monthly basis as services are rendered. We generated transaction processing revenue of $494,502 as a result of processing e-commerce transactions. Fees are billed on a monthly basis based on actual transactions processed. We generated systems support and maintenance revenue of $636,768, which is recognized as a result of developing, maintaining and supporting licensees' websites. Fees attributable to systems support and maintenance revenue consist of a percentage of the net gaming revenue based on wagering activity on a licensee's site and is recognized and retained as events conclude. We generated marketing revenue of $368,215 based on direct marketing efforts performed on behalf of licensees to promote their respective websites.

         Direct Costs

         For the year ended December 31, 1999 we incurred $1,945,562 in direct costs. Direct costs consisting of actual costs incurred for the maintenance of a call center in which "live lines / live odds" are supported and various sportsbooks totaled $335,905. Direct costs consisting of actual costs incurred in performing all financial transaction processing totaled $509,124. Marketing costs consisting of traditional media buy and unique Internet promotional tools totaled $1,078,328. Other direct costs of $22,205 were incurred for royalty fees for the licensing of third party casino software.

         Development Expenses

         For the year ended December 31, 1999, we incurred $337,626 in development costs. Development costs include equipment, salaries and benefits and other labor costs incurred for the research and development of Netbook and eBanx proprietary software. All development costs incurred have been expensed in the period incurred. As the development, upgrade, and improvement of Netbook and eBanx software is ongoing, we expect to continue to incur development costs.

         Operating Expenses

         For the year ended December 31, 1999, we incurred total operating costs of $1,297,765. Operating expenses consist of wages and employee benefits of $346,521, consulting and management fees of $250,979, and professional fees of $182,743. Other significant operating costs incurred were equipment rental and maintenance, rent, office and miscellaneous, stock options benefits, and advertising and promotion.

         Amortization and Depreciation

         For  the  year  ended  December  31,  1999,  we  incurred   $90,993  in
amortization and depreciation which was attributable to depreciable assets of computer software and equipment, furniture and fixtures and leasehold improvements acquired during the year ended December 31, 1999.

Fiscal Years Ended December 31, 1998 and December 31, 1997

         There were no significant activities performed by cyberoad.com in the fiscal years ended December 31, 1998 and 1997.

Liquidity and Capital Resources

         As of March 31, 2000, cyberoad.com's principal source of liquidity was approximately $1,163,704 in cash, which was primarily raised through equity financings completed in the prior fiscal year ended December 31, 1999 and a revolving line of credit executed on February 28, 2000.

         Net cash used in operating activities during the year ended December 31, 1999 was $1,283,451 and for the three months ended March 31, 2000 was $777,187. Cash used in operating activities during the fiscal year ended
December 31, 1999 was primarily due to the start up of Ecomm Relationship Technologies (IOM) Limited, the development of Netbook Version 2 software and the increase in accounts receivable due from licensees, and the purchase of prepaid assets. The cost of the start up and development of software has been offset by cash deposits received from Ecomm Relationship Technologies (IOM) Limited customers. Cash used in operating activities for the three months ended March 31, 2000 resulted primarily from the further development of Netbook Version 2 Software, increased expenses related to the Offering, increased accounts receivable, and increased customer and merchant deposits offset by a decrease in prepaid expenses and an increase in accounts payable.

         Net cash used in investing activities during the year ended December 31, 1999 was $1,166,332 and for the three months ended March 31, 2000 was $114,861, and was primarily due to the purchase of computer hardware and software and office furniture.

         Net cash provided by financing activities for the year ended December 31, 1999was $3,785,317 and for the three months ended March 31, 2000 was $493,117. Cash provided by financing activities during the fiscal year ended December 31, 1999 was primarily provided from the issuance of capital stock pursuant to equity offerings. Cash provided by financing activities during the three months ended March 31, 2000 was provided from a revolving line of credit and net advances from related parties offset by payment of capital lease obligations.

         On July 3, 1999, cyberoad.com closed a private placement of 1,400,000 shares of common stock, which were issued to investors at $1.43 per share. The offering raised net proceeds of $1,865,019. On November 11, 1999, cyberoad.com issued an aggregate of 648,859 shares of common stock, which were issued to investors at $3.50 per share. The offering raised net proceeds of $2,031,516. These offerings were made pursuant to Regulation S of the Securities Act of 1933, as amended. The shares were issued to non U.S. Persons, as defined in Regulation S.

         At December 10, 1999, cyberoad.com entered into a revolving line of credit agreement with El Moro Finance Ltd., a company existing under the laws of the British Virgin Islands. The agreement provided for a revolving line of credit to be made available to cyberoad.com in the amount of $500,000. Upon the advancement of funds, cyberoad.com agreed to make interest payments on the first day of every month. The interest payments would consist of either a compounded annual rate of 10% of the funds advanced per annum only, or compound annual interest payments of prime (Switzerland) plus 2% of the funds advanced, per annum only, for the first year of instatement of the revolving line of credit. Also upon the advancement of funds, cyberoad.com agreed to furnish to El Moro an unrestricted open source code license to all software developed by cyberoad.com for up to two years after the revolving line of credit is converted or repaid in full. El Moro potentially could develop that source code into a software system and either become an owner/operator of internet gaming websites itself, or license the software to third parties and in either case become our competitors. Since March 1, 2000, cyberoad.com accrued interest at prime (Switzerland) plus 2%, payable on demand to El Moro. On June 27, 2000 cyberoad.com entered into a Transfer of Ownership Agreement with El Moro, whereby cyberoad.com transferred 100% of the outstanding capital stock of Sistemas de Informacion Tecnologica, a corporation existing under the laws of Costa Rica, and Informacion y Tecnologia Canadiense, a corporation existing under the laws of Costa Rica, to El Moro as payment of cyberoad's revolving line of credit in the amount of $500,000 plus interest accrued to June 27, 2000 (the "Payoff Amount"). The difference between the Payoff Amount and the book value of the companies to June 27, 2000 is hereinafter referred to as the "Shortfall." cyberoad also granted to El Moro for a six month period, the option to convert the Shortfall into shares of common stock of cyberoad, with each share of common stock of cyberoad valued at the ten trading day average (ending on the day prior to a request to convert) of the closing sale prices as reported by the exchange, quotation service or over the counter trading system on which cyberoad may then be listed, or if none, at the price of the last financing completed by cyberoad. El Moro may convert the Shortfall in whole or in part; provided however if the Shortfall has not been converted in full within six months of June 27, 2000, the remaining amount of the Shortfall shall automatically be converted into shares of common stock of cyberoad pursuant to the per share value set forth above.

         At February 24, 2000, cyberoad.com entered into an additional revolving line of credit agreement with El Moro Finance Ltd., for a revolving line of credit up to $200,000. As of July 1, 2000, no funds have been advanced under this agreement. Upon the advance of funds, cyberoad.com agreed to make interest payments on the first day of every month. The interest payments would consist of either a compounded annual rate of 10% of the funds advanced per annum only, or compound annual interest payments of prime (Switzerland) plus 2% of the funds advanced, per annum only, for the first year of instatement of the revolving line of credit. In consideration for the revolving line of credit, cyberoad.com agreed to furnish to El Moro the ownership of the domain name "ebanx.com" and the European trademark to the name "eBanx," which was owned by eComm Relationship Technologies (Isle of Mann) Limited. As of July 1, 2000, no request has been made by El Moro to transfer the ownership of the domain name "ebanx.com" and the European trademark to the name "eBanx." In the event that El Moro requests transfer of the domain name and the trademark, we likely would attempt to negotiate a license agreement for the use of these rights. If we ultimately were unable to continue to use these properties, we may change the name associated with our financial transaction processing system. We anticipate that we would incur certain marketing expenses in an effort to brand our new name. In addition, we may lose potential business to the extent the owner of these rights develops a processing system and associates the name "ebanx," and in any event, face additional competition to our businesses. As of June 1, 2000, cyberoad.com entered into an Asset Pledge and Release Agreement with El Moro, Kazootek.com, and Cyberoad.com (Isle of Man) Ltd., whereby cyberoad.com pledged all of its operational assets and its ownership of Ebanx Limited, a Nevada corporation and Corporacion Ebanx.com, S.A., a corporation existing under the laws of Panama, as collateral for its obligations to Kazootek.com under the Services Agreement.

         We have minimal commitments for capital expenditures. Pursuant to our Service Agreements with Kazootek.com Technologies, Inc. and El Moro Finance Ltd., we are financially obligated, on a month-to-month basis, for payments equal to the cost of the services provided plus 10%. These costs include software development, web development, network systems administration, human resources, accounting, corporate finance and securities administration, consulting, marketing and communications, technology development and management. Please refer to "Certain Relationships and Related Transactions" for a discussion of our Services Agreement with Kazootek.com. Pursuant to our Service Agreement with El Moro Finance Ltd., we are financially obligated for payments equal to the cost of the services provided plus 10%. These costs include software development and marketing, web development, network systems administration, human resources administration, consulting, operation and management services.

         We continually evaluate various financing strategies to be utilized in expanding our business and to fund future growth or acquisitions. Our future capital requirements will depend on many factors, including the timing and rate of the expansion of our business. From time to time, in the ordinary course of business, we expect to evaluate potential acquisitions of businesses, services or technologies and strategic relationships. At this time, however, we do not have any present understandings, commitments or agreements with respect to any material acquisition. To the extent that existing resources and future earnings are insufficient to fund our activities, we may need to raise additional funds through debt or equity financings. We cannot assure you that any additional financing will be available or that, if available, it can be obtained on terms favorable to us and our stockholders. In addition, any equity financing could result in dilution to our stockholders. Our inability to obtain adequate funds would adversely affect our operations and ability to implement our strategy.


         Management anticipates that the net proceeds from its July 3, 1999 and November 11, 1999 offerings, combined with cash flow from operations and its bank line of credit will provide adequate liquidity to fund its business growth plans and its operations until the end of December 2000.

                                    BUSINESS

OUR COMPANY

         cyberoad.com is an Internet technology and software development company that develops, markets and licenses complete computer software systems along with related technical and marketing support to operators of Internet sportsbook and casino websites. We develop network gaming (sportsbook and casino) and e-commerce systems. We provide systems development, network management and hosting on web servers and databases located outside of the United States, as well as ongoing technical support and marketing services for our licensees. In November 1999, we released Version 2 of our sportsbook system, which enables us to more easily add new sports and betting features and allows service to a greater number of users at any one time.

         We also have developed a proprietary e-commerce financial transaction processing system for use by our licensees. Our licensees are able to provide secure financial transaction processing for their customers, the end user. Currently, our primary use for our e-commerce platform is as an online stored value system and an economic relationship management system. The online stored value system allows customers to purchase digital cash that they can use at any time when gaming on our licensees' web sites. The economic relationship management system primarily serves to manage the financial accounts of customers that use our licensees' web sites.


         cyberoad.com was incorporated in June 1988 under the name Sunshine Equities Corporation. The name was changed to LAL Ventures in August 1998, and subsequently to cyberoad.com Corporation in May 1999. cyberoad.com conducted no material operations prior to May 1, 1999. On May 1, 1999, cyberoad.com Corporation purchased all of the stock of Cyberoad.com (Isle of Man) Ltd., a corporation existing under the laws of the Isle of Man. Cyberoad.com (Isle of Man) Ltd. had no material operations prior to May 1, 1999. Immediately thereafter, Cyberoad.com (Isle of Man) Ltd. purchased certain assets from Cyberoad Gaming Corporation relating to its online betting technology. On May 1, 1999, Ecomm Relationship Technologies (IOM) Limited, a corporation existing under the laws of the Isle of Man, purchased certain assets of Cyberoad Gaming Corporation relating to its financial transaction processing technology. On November 11, 1999, Cyberoad.com (Isle of Man) Ltd. purchased all of the outstanding shares of Ecomm Relationship Technologies (IOM) Limited. Pursuant to an agreement dated October 31, 1999, Ecomm Relationship Technologies (IOM) Limited transferred all of its assets other than those assets relating to technology to Corporacion Ebanx.com, S.A., a corporation wholly owned by Cyberoad.com (Isle of Man) Ltd. and existing under the laws of Panama. Pursuant to a Transfer of Ownership Agreement with El Moro Finance Ltd. effective as of June 27, 2000, cyberoad.com transferred 100% of the outstanding capital stock of Sistemas de Informacion Tecnologica, a corporation existing under the laws of Costa Rica, and Informacion y Tecnologia Canadiense, a corporation existing under the laws of Costa Rica, to El Moro as payment of a revolving line of credit.

         We have four direct or indirect wholly owned subsidiaries including:


          Cyberoad.com (Isle of Man) Ltd., which is the operating entity for cyberoad.com, entering into licensing agreements and holding our software development assets.

          Corporacion Ebanx.com, S.A., a corporation existing under the laws of Panama, which holds the assets relating to the operation of our financial transaction processing system.

          Ecomm Relationship Technologies (IOM) Limited, a corporation existing under the laws of Isle of Man, which holds the assets relating to the technology of our financial transaction processing system.

          Ebanx Limited, a Nevada corporation, is inactive.

A GAMING INDUSTRY OVERVIEW

         The projections discussed in this Industry Overview section are industry projections, and any growth rates discussed are industry growth rates and may not reflect our growth rates over the same period.

The Internet and E-commerce

         The Internet is an increasingly significant global medium for communication, entertainment and commerce. Internet use is growing rapidly. Jupiter Communications, a research, consulting and publishing firm specializing in emerging consumer online and interactive technologies estimates in an April 1999 study that the number of Web users in the U.S. alone is expected to grow from approximately 100 million in 1999 to approximately 160 million by 2003. E-commerce has become the new wave of buying and selling goods over the Internet. E-commerce describes the purchase of goods using some form of virtual cash or credit. This new marketplace, which began with only a few powerful brand names offering consumer goods over the Internet, has now grown to include many distinct types of goods and services.

         The rapid growth of the Internet as a tool for communication, entertainment and e-commerce has resulted in a proliferation of websites dealing with diverse topics, products and services. Websites that serve as search engines such as America Online and Yahoo! developed in response to Internet users' need for a simple means of navigating the Internet. As the number of Internet users has increased, discrete user groups have developed that share the same interests, such as people searching for gaming services. These groups have, in turn, created a demand for more focused subject-specific websites. These subject-specific websites are a growing segment of the Internet. Among the most popular of these types of websites are those involved in Internet gaming, which involves the placing of wagers via the Internet.

The Internet Gaming Industry

         The global gaming industry began to capitalize on the rising popularity of e-commerce in 1997. At that time, there were only approximately 40 gaming websites worldwide. A gaming industry report published in January 2000 by Bear Stearns, and available for purchase by contacting the Bear Stearns Research Department at www.bearstearns.com, estimates that there are 250 companies involved in operating or providing services to nearly 650 Internet gaming websites. On the Internet today, gaming websites generally can be classified into two groups: gaming sites dedicated to casino-style gaming exclusively and gaming sites offering wagering on sporting events, lotteries, bingo and horse racing. The companies involved in these Internet gaming websites can be classified as either owner/operators or software suppliers.

Internet Gaming Software Suppliers

         Most owner/operators of Internet gaming websites do not develop the software that end users see and interact with on the website. Instead, software suppliers that develop gaming software license the software to the owner/operators of the websites, and often will license complete support systems. The Bear Stearns report states that approximately twenty companies consider themselves software suppliers. We are an example of a software supplier that licenses our software and support systems to owner/operators of the Internet gaming websites.

OUR BUSINESS STRATEGY

         Our objective is to secure a position as a leading provider of Internet
gaming  and  financial  transaction  processing   technologies.   We  intend  to
accomplish our goal by:

          Developing cyberoad.com into a global brand name through the marketing of our licensees' gaming systems, and the development and marketing of a sports and entertainment portal

          Upgrading existing gaming systems by developing and implementing new technology, and adding new sports and betting features

          Adding new licensees

          Expanding into international markets by adding Web servers overseas

          Developing new gaming systems in a cost-effective and timely manner

          Establishing key business alliances and strategic partnerships.

OUR PRODUCTS AND SERVICES

Sportsbook Wagering

         Initially, we chose to focus on the development of sports wagering systems, which involve verifiable sporting events rather than casino wagering systems, which involve random number events. We believe end users are more trusting in the results of sports wagering events, as the outcome of the sporting events are common knowledge and easily verifiable. Our sportsbook wagering system consists of wagering and e-commerce software, and a scalable network coupled with management infrastructure located in San Jose, Costa Rica and British Columbia, Canada. A scalable system is one that continues to run efficiently during periods of high traffic to the website. Our principal gaming software system is called Netbook. Our e-commerce system consists of our secure financial transaction processing software, and a high-speed network which consists of a satellite, frame relay and Internet networking technology.

         We believe three fundamental elements are necessary for our licensees to successfully operate an international online sportsbook:

     o Scalable network system that provides fast, secure and cost-effective delivery of multimedia content to a large number of international Internet customers;

     o Secure financial transaction system that is fully encrypted and which settles all financial transactions cost-effectively.

     o Dynamic, browser-based content enabling customers to use unique, fast and user-friendly software systems that provide both high volume gaming transactions and extensive sports and casino information.

Netbook

         Netbook is our proprietary Internet/Intranet sophisticated turnkey sportsbook management system that allows sports enthusiasts with Internet access to bet on a wide variety of sports on any computer system from anywhere in the world. Netbook is designed to process wagers online and manage a high-volume sportsbook. Users can access the Netbook through the Internet or a telephone call center.

         Unlike many other sportsbook software systems that require a download, Netbook is a web browser-based application. This type of application allows the customer to access our licensees' websites using platforms ranging from Microsoft Windows and AOL to Macintosh and WebTV. Customers also are able to access their accounts and place wagers from any computer, as they do not have to download a specific software system to any one computer. We believe a downloadable software system creates a barrier to participate for many potential customers.

         The system is inexpensive to install and administer, as operators and managers in the call center can access Netbook via a web browser. This browser-based system runs on most existing personal computers and is designed to take advantage of the new Network Computers, such as Windows Terminals and Sun's Java Station. The system can be monitored and managed, both technically and financially from anywhere in the world.

         In November 1999, we launched the Netbook Version 2 sports betting system. We developed Netbook Version 2 using the Java programming language incorporating many components of the Java 2 Platform Enterprise Edition, including Enterprise JavaBeans, JavaServer Pages and Java Servlets. Java is well suited for Internet and e-commerce applications because it includes specific facilities for network access, database access and web server programming that are usually add-ons, and is the only programming language that allows us to run our software on different computing platforms without significant modification. Moreover, because Java is very portable, potential licensees of cyberoad.com do not need to purchase large volumes of expensive computer equipment. These potential licensees may commence business running on inexpensive computer systems, and thereafter move to more powerful hardware when their client base and transaction volume increase.

         Netbook Version 2 uses the Versant Object Database, a high performance database which we believe will enhance our ability to add new product features and significantly increase the speed of our software development. Versant eliminates the necessity of writing "translation" software, which in turn removes a significant amount of work from our development cycle.

         We  believe  that  Netbook   Version  2  provides   cyberoad.com   with
significant advantages over our competitors primarily in the following areas:

         Benefits to the Licensee
         ------------------------
              Scalability.  A  scalable  system  is one that  continues  to work
              ------------
              efficiently during periods of high traffic to the website. Netbook Version 2 has been designed to enable sportsbooks to service up to 10,000 customers placing bets and accessing the odds lines simultaneously, without any detectable change in delivery speed.
              Also, Notebook Version 2 allows the addition of more server hardware, rather than forcing the additional cost of completely replacing old servers with new, faster systems.

              Sportsbook  Management Features.  This feature can make or break a
              -------------------------------
              licensee's profit margin because the licensee can see and manage the odds or "lines" in realtime and adjust its exposure accordingly, as opposed to delayed time. This management feature allows for a clear display of payout and revenue exposure on each event the sportsbook has listed. Also, the Netbook Version 2 software package has flexible game setup where licensees may customize event and line/odds features, complete auditing, adjust the minimum/maximum wager enforcement, adjust payout rules and display all odds formats.

              Flexibility - It is critical to have a software system that allows
              -----------
              the quick addition of new products and features. Maximum flexibility is a critical component of Netbook Version 2, which allows us to add or change new betting and gaming features easily and with minimal disruption to our licensee's service.

         Benefits to the Player
         ----------------------
              Betting  Cart.  Our new  "Bet  Cart"  uses a  shopping  cart-style
              -------------
              interface to provide greater flexibility in placing bets. Players are able to select games from various sports they want to bet on and place them in their shopping cart, or Bet Cart. From the Bet Cart, the player can select what games to play as single bets, and what games to play as parlays or teasers. Parlays and teasers involve a player betting on multiple sporting events as part of one bet, for more favorable odds and winnings if the player accurately predicts the result of each of the events. Once the games are in the Bet Cart, the player never need return to the odds page.

              Open Bets - With Open  Bets,  the player can review a list of open
              ---------
              bets placed, eliminating the risk of placing the same bet twice. All open bets will remain on the list until either the complete wager has won, or one segment of the wager has been graded as a loss. Open Bets allows an easy and convenient means for players to view their wagers that have not yet been completed.

              New Bets - Several new betting features have been added in Netbook
              --------
              Version 2, including cross-sport parlays, cross-sport teasers, and buy points within a parlay. Generally, these features allow a player to wager on multiple sporting events as part of one bet, for more favorable odds and winnings if the player accurately predicts the result of each of the events.

              New Sports - Our list of available sports continues to grow: major
              ----------
              league baseball; NFL and NCAA football; NBA and NCAA basketball; NHL hockey; international soccer from leagues in England, Italy, Germany, Spain and more; PGA and international golf; auto racing (NASCAR and Formula One); professional tennis; and professional boxing.

Live Lines/Live Odds

         Live Lines is a proprietary software system that allows "real time" lines on all major sporting events to be dynamically linked to any web site. This means that odds and lines on sporting events are continuously streamed to websites, as the odds are set and subsequently change. Live Lines adds valuable content to sports and gaming related web sites. Moreover, Live Lines is intended to increase revenue for these web sites by adding more pages upon which banner ads can be sold.

cyberoad.com Portal

         A portal is a website that gathers resources in one location, and is designed to be the first page that loads into the web user's browser when they access the Internet. Vertical portals are thematic portals that provide targeted, customizable content, and one comprehensive financial transaction processing system. cyberoad.com intends to become a sports-and-entertainment vertical portal late in the year 2000, further differentiating itself from other gaming software vendors. This strategy is designed to provide cyberoad.com with two streams of revenue:

     o    increased revenues from its gaming license agreements;
     o advertising and co-branding revenues from portal website traffic volume.

         Also, as part of the portal, cyberoad.com expects late in the year 2000 to offer sports information, free play sportsbook and casino contests, bulletin boards and a stock information channel. We believe that the free play sportsbook and casino contests are a key element of our strategy. A free play website has all the functional components of a "live" revenue generating website. Therefore, we intend to have a signup function, an accounting function and an interactive betting display function built into the system. Offering both a free play sportsbook and a free play casino provides cyberoad.com with two advantages:

          true test environment for introducing gaming software and new graphic user interface, or GUI, developments o the ability to develop a database of potential clients for its revenue-generating websites.

Casinos

         Following initial market acceptance of our sports wagering system, we added casino gaming capability to our software line. cyberoad.com licenses the software code of its casino system from third parties, and integrates these systems into the Ecomm Relationship Technologies (IOM) Limited's eCash framework. Integrating the casino system into the eCash framework allows for secure online financial transaction processing for our casino licensees. As with cyberoad.com's other products, players are not required to download any software in order to play. The only requirement is a browser that supports Java. cyberoad.com's casino software system allows players to play their favorite casino games - blackjack, poker, slots, roulette, and craps - for real money, from virtually any computer on any Internet browser system.

         cyberoad.com's browser-based casino software system offers a competitive advantage over most other virtual casino systems, whose products require the player to use software that can take up to 50 minutes to download. To date, a substantial majority of casino systems operate with downloadable products. With cyberoad.com's browser-based system, casino games load quickly and the graphics and sound are comparable to many download-based systems. Licensees can adjust game configurations in a variety of ways using the Java-based casino management system, allowing the licensee to set its revenue percentages in line with the industry standards of Las Vegas and Atlantic City.

         To date, cyberoad.com has two casino licensees: The Big Casino and Grand Prix Casino. Each system operates with five games: blackjack, roulette, poker, slots and craps. cyberoad.com expects to upgrade its casino systems by the end of the third quarter of fiscal 2000 by adding more reporting capabilities, which will help licensees market the system more effectively because of greater access to its customers' data. In the future, cyberoad.com also intends to add new casino games, including but not limited to video poker, Pai Gow, Caribbean Stud poker and Progressive Slots.

Financial Transaction Processing System

         Ecomm Relationship Technologies (IOM) Limited owns a proprietary secure online financial transaction processing system that provides Internet-based, stored value, micro-payment financial services for our licensees, and for account holders, through its transaction clearinghouse services with acquiring and issuing banks. Consumers are able to open a secure account, purchase eCash, then purchase goods and services from any Ecomm Relationship Technologies (IOM) Limited merchant. To date, the merchants consist of our three licensees. Consumers can purchase eCash with major credit cards, an online debit card system, Western Union, bank wire, money orders or personal checks. Ecomm Relationship Technologies (IOM) Limited maintains the accounts for all its account holders, and acts as a third party service provider. The Ecomm Relationship Technologies (IOM) Limited eCash system also provides certain fraud management services, complete accounting and transaction documentation, and customer service.

OUR LICENSEES

         To date, Cyberoad.com (Isle of Man) Ltd. has three licensees of its turnkey software: The Big Book & Casino, Grand Prix Sportsbook & Casino, and Mayan Sportsbook. The Big Book & Casino and Grand Prix Sportsbook are both owned and operated by Asanol Management Corporation. Mayan Sportsbook is owned and operated by International Gaming LTD. Cyberoad.com (Isle of Man) Ltd. has license agreements and revenue sharing agreements with each of its licensees, whereby Cyberoad.com (Isle of Man) Ltd. receives flat fees for systems use and software licenses, as well as a percentage of the gross gaming revenue generated by the licensees' web site. Our license with International Gaming LTD. provides that we will receive 20% of the gross gaming revenue attributable to the Internet. Our two licenses with Asanol Management Corporation each provide that we will receive 50% of the gross gaming revenue attributable to the operations of the Sportsbook and to the casino gaming.

SALES AND MARKETING


         cyberoad.com's sales and marketing services are provided through contracts with Kazootek.com Technologies, Inc., a company organized under the laws of British Columbia, Canada, and El Moro Finance Ltd., a company incorporated under the laws of the British Virgin Islands. As of March 31, 2000, the sales and marketing team provided by Kazootek consisted of approximately 38 Internet technology marketing and software development professionals.


         Through its contractual agreements with its licensee's, cyberoad.com provides marketing research, marketing plans, promotions, budgets and timelines, project management, licensee specific branding, associative branding as part of cyberoad.com, concept development, technical writing, graphic design, electronic art production, illustration, website development, media services, and public relations and corporate communications.

         Internet marketing strategies include:

          cyberoad.com proprietary Live Lines program

          referral program whereby users can earn bonus money for referring friends to cyberoad.com licensee web sites and receive further bonuses for the amount of wagering activity these referrals generate links that direct people to cyberoad.com licensee web sites use of banners to direct people to cyberoad.com licensee web sites use of direct email to sign people up with cyberoad.com licensees providing custom content programs for various websites that help drive traffic back to cyberoad.com licensee web sites search engine optimization programs targeting specific search engines and using various tactics to increase the placement order.

Traditional methods include placing advertisements in magazines, newspapers, the radio, and TV.

         cyberoad.com's marketing strategy for its gaming products and services specifically includes expanding this platform into international markets by building additional servers and service centers in strategic international locations. cyberoad.com also intends to deliver multi-language products, marketing these internationally both on the Internet and through traditional methods.

RESEARCH AND DEVELOPMENT

         We currently are developing a pari-mutuel system which we expect to be launched in spring 2001. A pari-mutuel system varies from traditional sportsbook or casinos in that the monies are won from a "pool" of money, which contains fixed percentages designating which persons win what amounts. Traditional sportsbooks and casinos both have exposure, in that each could lose money to those who are wagering. Companies running pari-mutuel systems do not have this exposure in that these companies take a percentage of the monies wagered on an event, with the remaining sum divided among the winners of that event. The new pari-mutuel wagering system includes real-time wagering for horseracing. Horseraces are ongoing every day of the year throughout the United States, Canada, Europe and the rest of the world. By virtue of the Internet, the entire global market can be opened to the individual racetracks.

OUR COMPETITION

Internet Sportsbook Competition

         cyberoad.com conducted an extensive study of the global gaming industry, focusing on companies that offer Internet-based sportsbook software systems. Of all the sportsbook software developers, the industry leaders appear to differentiate themselves with three core attributes:

       proprietary financial transaction processing and gaming software browser-based system distributed and scalable network architecture

     Approximately 12 sportsbook software developers have implemented all three of these core attributes. These developers can be divided further into two groups:

       vendors (sell or license proprietary software systems) owner/operators (single user of its proprietary software system)

         Seven  of  the  12  companies  can be  classified  as  owner/operators:
Intertops Antigua, International Gaming & Entertainment Ltd., William Hill International, Coral Technologies Inc., Victor Chandler International, Interwetten Wein, TAB (run by the government of New Zealand), and Total Bet (which is owned by Sporting Life Publications in Britain), each having developed sportsbook software systems for their own use. The remaining five sportsbook software developers are vendors, like cyberoad.com, and are examined in the Direct Competition Matrix below.

                            Direct Competition Matrix

Company                    Vendor     Operator     Free           Portal        Public Listing     Example Website
                                                   Play
                                                   Site

cyberoad.com Corporation      Y                      Y               Y            OTC:FUNN*        www.thebigbook.com
                                                                                                   ------------------
Starnet Communications
International Inc.            Y           Y                                       OTC BB:SNMM      www.playersonly.com
                                                                                                   -------------------
Global Intertainment Group    Y                                                   OTC BB:GGNC      www.cyberbetz.com
                                                                                                   -----------------
VIP Sports                    Y           Y                                                        www.vipsports.com
                                                                                                   -----------------
Total Entertainment Inc.      Y                                                   OTCBB:TTLN       www.theonlinecasino.com
                                                                                                   -----------------------
---------------------------
* Our shares were removed from the OTC:BB effective January 19, 2000 for failure timely to comply with the Eligibility  Rule.  Currently we trade on the National
Quotation Bureau Pink Sheets.  Immediately  following the  effectiveness of this
Registration Statement, we expect to apply for listing on the OTC:BB.

Our Competitive Advantage

         Free Play Websites:

         A free play website is a site that has all the functional components of a "live" revenue generating website. Therefore, there must be a signup function, an accounting function and an interactive betting display function built into the system. A few sportsbook websites claim to have a free play website, but actually only offer a single bet scenario with no membership database building and no financial transaction processing system.

         Marketing Strategies:

         Our strategies provide us with two streams of revenue:

         increased revenues from gaming license agreements

         advertising and revenues from website traffic volume

         Collecting email addresses and developing demographic profiling of sports enthusiasts is a key strategy. cyberoad.com intends to use this demographic information to implement multi-segmented email programs designed to convert portal users into gaming website clients. Further, cyberoad.com expects to benefit from its cross-over branding support strategy.

Internet Casino Competition

         The Internet casino product development sector has far outstripped the development of sportsbook systems. The key reason for this is that barriers to entry into Internet casino system development are lower than sportsbook development. Much like Internet sportsbooks, Internet casinos require game system software, and an accounting system. But while Internet casinos require nominal management and support staff, Internet sportsbook systems are relatively complex to manage. Additional costs result from ongoing management of day-to-day activities (line entry, line management, event grading, and customer support) and infrastructure (call center and customer support center).

         Two  of  the  primary   casino  system   developers   and  vendors  are
Cryptologic, Inc. and Boss Media AB, yet to date neither have a commercially available Internet sportsbook product. cyberoad.com, in maintaining a full complement of gaming products, has licensed two casino websites (The Big Casino and Grand Prix Casino), both of which are browser-based systems. The cyberoad.com casino system components are licensed from third parties and integrated into the Ecomm Relationship Technologies (IOM) Limited eCash framework for its licensees. Having a browser-based system is a competitive advantage for cyberoad.com over systems such as Cryptologic, which offers a download product. With a browser-based product, cyberoad.com provides a feature that attracts many web users who are reluctant to download software over the Internet. To date, most casino systems operate with a downloadable product.

INTELLECTUAL PROPERTY

         cyberoad.com regards its copyrights, service marks, trademarks, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, independent contractors, partners and others to protect its proprietary rights. cyberoad.com strategically pursues the registration of its trademarks and service marks in the United States, and has applied for registration in the United States for certain of its trademarks and service marks, including "CYBEROAD". cyberoad.com also applied for Community Trade Mark applications in Europe for certain of its trademarks and service marks. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which cyberoad.com's products and services are made available.

         cyberoad.com filed a trademark/service mark application for the mark "CYBEROAD" on June 4, 1999.

         cyberoad.com filed a trademark/service mark application for the mark "eBanx" and design on June 4, 1999.

         cyberoad.com filed a trademark/service mark application to the United States Patent and Trademark Office, instructed for filing of the mark "LIVE LINES" on January 19, 2000.

         cyberoad.com filed a trademark/service mark application to the United States Patent and Trademark Office, instructed for filing of the mark "LIVE ODDS" on January 19, 2000.

         cyberoad.com filed a trademark/service mark application to the United States Patent and Trademark Office, instructed for filing of the logo "Walking Man" on January 19, 2000.

         cyberoad.com filed a Community Trade Mark Application for the mark EBANX.COM on May 7, 1999.

         On January 31, 2000, cyberoad.com was assigned the rights to the Community Trade Marks CYBEROAD and CYBEROAD.COM. Applications for both of these marks were filed on May 7, 1999.

REGULATORY FRAMEWORK

         As a supplier of software programs that are used on Internet gaming Web sites, the regulatory framework that will most likely affect our business is the framework designed to regulate Internet gaming.

         Many countries currently are struggling with regulatory issues surrounding wagering and gambling over the Internet. More specifically, they are considering the merits, limitations and enforceability of prohibition, regulation or taxation of wagering and gambling transactions over the Internet. There is uncertainty regarding exactly which government has jurisdiction or authority to regulate or legislate with respect to the Internet gaming industry. Several Caribbean countries, Australia, and certain Native American territories have taken the position that Internet gaming is legal and have adopted (or are in the process of reviewing) legislation to regulate Internet gaming within their jurisdictions.

         If existing regulations are interpreted to prohibit or restrict Internet gambling and are enforced, or if new regulations are enacted which are designed to prohibit Internet gambling, our licensees may be found to violate these regulations and may be required to cease operations of their sites. In this event our ability to generate revenue would suffer substantially as the majority of our revenue consists of a percentage of the net gaming revenue based on wagering activity on a licensee's site. Moreover, if existing regulations are interpreted to apply to suppliers of gaming software, or if our operations are interpreted to extend beyond software development, we may be required to cease or restrict our development, marketing and licensing activities. If we are unable to market or license our software and technology, we will not be able to generate revenue. The uncertainty surrounding the regulation of Internet gaming and any adverse interpretation and subsequent enforcement of existing or new laws relating to Internet gambling could have a material adverse effect on our business, revenues, operating results and financial condition.

         A publication entitled Internet Gambling Report III, 1999, edited by Anthony N. Cabot states that if a government has made the determination that Internet gaming is illegal, then the government may target six major groups in an effort to enforce its laws: (1) the operators of the Internet gambling sites,
(2) Internet Service Providers, (3) index providers (for example, a search engine that allows a Web user to find Internet sites whose descriptions match a word or phrase), (4) sites that accept gambling advertising, (5) financial transaction providers, and (6) the home users. The Bear Stearns report did not identify software suppliers as one of these groups; however, if a software supplier's role be such that it could be classified as a member of one of these six groups, the software supplier could face potential enforcement actions.

         On August 20, 1999, investigators from the British Columbia Coordinated Law Enforcement Unit executed search warrants at the offices of Starnet Communications International, Inc. and the homes of six of Starnet's officers and directors. According to documents filed by the Coordinated Law Enforcement Unit, Starnet is being investigated for, among other things, illegal betting and bookmaking and making agreements for the purchase and sale of betting and gaming privileges. We believe the investigation was the result of Starnet's casino management and administration of third party gaming operations and the operation of their own gaming web site. As of March 16, 2000, we believe the investigations are still pending based on publicly available information.


         In the United States, the ownership and operation of land-based gaming facilities has traditionally been regulated on a state by state basis. According to a recently published industry report by Bear Stearns, the federal government's role in regulating gambling appears to be changing. Increased federal interest may not result in new regulations for traditional forms of gambling that are easily subject to the police power of the individual states, but may result in a redefined role for the federal government in dealing with Internet gaming. The U.S. Department of Justice currently maintains that, technically, there are no specific U.S. federal provisions against the placing of bets over the Internet. However, the Justice Department also maintains that it is illegal to operate Internet gaming Web sites and servers from within the United States. In light of this, many Internet gaming sites are licensed and house servers located outside the United States. According to the Justice Department, it is illegal for any Internet gambling operation outside the U.S. to accept bets from U.S. citizens.


         The United States Federal Wire Act contains provisions that make it a crime for anyone engaged in the business of betting or wagering to knowingly use a telephone line to transmit bets or wagers or information assisting in the placing of bets or wagers on any sporting event, unless the wagering is legal in the jurisdictions from which, and into which, the transmission is made. There are other federal laws impacting gaming activities, including the Wagering Paraphernalia Act, the Travel Act and the Organized Crime Control Act. However, it remains unresolved whether these other laws apply to gaming conducted over the Internet.

     On November 19, 1999, the United States Senate passed the Kyl Bill, which would prohibit or limit wagering activities in the United States. On July 17, 2000, the House of Representatives failed to pass a proposed companion bill, H.R. 3125, entitled the "Internet Gambling Prohibition Act of 2000." This proposed bill would have made it a federal crime for any person engaging a gambling business to knowingly use the Internet or any other interactive computer service to place, receive or otherwise make a bet or wager, or to send, receive, or invite information assisting in the placing of a bet or wager. The House bill must be approved and reconciled with the Kyl Bill, and then signed by the President of the United States in order for the bill to become law. Under the current proposal, the Kyl Bill would prohibit Internet gaming in the United States and would likely be enforced by law enforcement identifying Web sites that provide illegal gambling in the United States. Should the Kyl Bill be passed in its present form, it would eliminate most arguments that Internet gambling is legal in the United States, and in order to avoid violation, would force owner/operators to provide a mechanism whereby Internet gaming Web sites were inaccessible to citizens of the United States.

         In addition, existing United States federal statutes and state laws could be construed to prohibit or restrict gaming through the use of the Internet. To date, we offer technologies, products and support services to non-U.S. based licensees. Governmental authorities may view us and/or our licensees as having violated these statutes or laws. Several state Attorney Generals and court decisions have upheld the application of state anti-gambling laws to Internet casino companies.

         United States or other jurisdictions may initiate criminal or civil proceedings against us and/or our licensees, and these proceedings could involve substantial litigation expense, penalties and fines. In addition, these proceedings may divert the attention of our key executives, and may result in injunctions or other prohibitions against us and/or our licensees. These proceedings could have a material adverse effect on our business, revenues, operating results and financial condition.

OUR EMPLOYEES

         As of March 31, 2000, cyberoad.com and its subsidiaries have one full-time employee and receive indirectly pursuant to a Services Agreement with Kazootek.com the services of approximately 79 full-time employees.

OUR PROPERTIES


         Our principal corporate offices are located in San Jose, Costa Rica. We are provided the use of these facilities pursuant to a Services Agreement with El Moro Finance Ltd., which is terminable by either party upon 30 days notice.


LEGAL PROCEEDINGS

         We are not currently involved in any material litigation.

                                   MANAGEMENT

Directors and Executive Officers

         cyberoad.com's directors and executive officers, and their ages as of December 31, 1999, are as follows:

  NAME                     AGE             POSITION(S)

  John Coffey              38           Director, President
  Brent Corobotiuc         30           Director, Manager - Functionality Design
  Orlando Guerrero         39           Director
  Stig Lyren               44           Chief Financial Officer
  Paul Mari                48           Chief Operating Officer
  Krista Wilson            32           Secretary

Terms of Directors

         Messrs. Coffey, Corobotiuc and Guerrero have served as directors of cyberoad.com since April 1, 1999, December 31, 1999 and February 29, 2000, respectively. The directors of cyberoad.com serve as such until the next annual meeting of stockholders and until their successors are elected and qualified.

Business Experience of Directors and Executive Officers

         John Coffey has served as the President and a Director of cyberoad.com since April 1999. John has a background in International Consulting, holding a MSc in International Political Economy from the London School of Economics, a MBA from Universite Laval, and a Bachelor of Mathematics degree from the University of Waterloo. He is fluent in English, French, Japanese and Spanish. John served as an Investment Consultant to Calvex International, Inc. in Ho Chi Minh City, Vietnam from 1994 to 1995. John worked as Project Consultant to PTK Consortium, Kuala Lumpur, Malaysia from 1995 to 1997. John has served as General Manager of Sistemas de Informacion Technologica, in Costa Rica from 1997 to present. John has been living in Costa Rica, overseeing the day to day operations of cyberoad.com since May 1999.

         Brent Corobotiuc has served as a Director of cyberoad.com and Manager, Functionality Design since December 1999. Brent joined cyberoad.com with several years of experience, working for Seanix Technology Inc. in Business Development from January 1995 to April 1999, combining his experience in the high-tech sector with a knowledge of sports and the gaming industry. From June 1999 to December 1999, Brent served as Operations Manager of cyberoad.com, assisting our President, John Coffey, in the daily operations of cyberoad.com.

         Orlando Guerrero has served as a Director of cyberoad.com since February 29, 2000. Orlando is a fully certified Attorney-at-Law and Notary Public, and has worked as an independent professional at the law firm of Bufete Guerrero Y Guerrero, S.A. since 1995. He previously served as the President of the Board of Directors at Banco Internacional de Costa Rica, S.A. and has also served on the Board of Museo do Arte y Diseno. Orlando lives in Costa Rica and speaks fluent Spanish, English and French.

         Stig Lyren has served as Chief Financial Officer of cyberoad.com since February 7, 2000. In 1999, Stig served as Controller of RSL Com Canada Inc. From 1998 to 1999, Stig was Controller of Overwaitea Food Group. From 1997 to 1998, Stig served as Manager, Revenue Accounting and Corporate Reporting for BC Rail Ltd., and from 1993 to 1997, he served as Manager, Financial Planning and Analysis for the same company.

         Paul Mari has served as the Chief Operating Officer of cyberoad.com since December 1999. Paul brings to cyberoad.com over 25 years of Operations Management experience. Paul has put his experience with integrating administrative policies and procedures to use in creating our business model and striving to ensure execution and delivery of our business plan. From 1984 to 1998, Paul worked for Future Shop Ltd., serving for the final eight years as Group Product Manager, Appliance Division. From 1998 to 1999, Paul served as Vice President of Operations for NTS Computer Systems Ltd.

         Krista  Wilson has served as the Secretary of  cyberoad.com  since June
1999, and has an extensive background in Corporate Law and Securities Administration. Prior to joining cyberoad.com, from 1991 to 1998, Krista served as Administration Manager and Corporate Secretary and held Directorships in the NASDAQ listed Optima Petroleum Corporation, now Petroquest Energy Inc., and the TSE listed High G. Minerals Corp., a group of publicly traded oil, gas, mining, and resource based companies. Krista currently provides administrative services to the Corporate Finance and Securities Administration Departments.

Significant Employees

         Carl Schmidt has served as Chief Information Officer since April 28, 1999. Carl is responsible for computer programming activities. For the past 11 years, his programming experience has revolved around a variety of Internet and network programming assignments. Carl is proficient in several computer languages, including java, C and C++, as well as various network systems. While finishing a Bachelor of Science Degree from Simon Fraser University, from May 1995 to December 1995 and from May 1996 to August 1996, Carl served as Systems Analyst for ISM-BC. From December 1990 to April 1997 at various points, Carl has undertaken projects as an independent consultant, including network support and installation. Carl was employed as the Chief Information Officer of Calvex International from 1997 to 1999.

         Joseph Chin has served as Chief Systems Officer since April 28, 1999. Joseph is responsible for the implementation and management of cyberoad.com's computer systems and networks. He joined cyberoad.com with over 10 years experience in the design, implementation and management of mission-critical enterprise information systems and networks. In addition to his education in Computer Science at Simon Fraser University, Joseph is a Sun-certified systems engineer and a CCNA (Cisco Certified Network Associate). From 1992 to 1996 Joseph served as Network Systems Consultant for Prodigy technologies Corporation in Vancouver, B.C. In 1997, Joseph served as Network Systems Manager for
International Bingonet Corporation, Burnaby, B.C., and Network Systems Consultant for Unilogik Computer Systems, Vancouver, B.C. Joseph was employed as the Network Systems Manager of Calvex International from 1997 to 1999.

Significant Consultants

         Calvin Ayre has served as Internet Business Model and Product Consultant since November 15, 1999. Calvin is the founder and visionary of both cyberoad.com and Ecomm Relationship Technologies (IOM) Limited. Calvin's
background is in business start-ups, software development, and network and Internet technologies. He holds a Bachelor of Science degree from the University of Waterloo, and a Master of Business Administration with a major in management finance from City University in Seattle. From 1990 to 1997 Calvin was the owner and President of HQ Vancouver, a privately held Canadian business incubation company. During that time he also served as Chief Operating Officer of Calvex International Inc., a Canadian based technology development company that commenced development work for cyberoad.com. From 1996 to February 1999 Calvin was Director of Cyberoad Gaming Corporation of St. Kitts, West Indies. From February 1999 to November 1999, Calvin was employed as Chief Executive Officer and Chief Operating Officer of Cyberoad.com (Isle of Man) Ltd.

Family Relationships

         There are no family relationships among directors and executive officers.

Compensation of Directors

         Directors of cyberoad.com do not receive any salary for their services as directors. cyberoad.com issued options to purchase 75,000 shares of common stock to Mr. Corobotiuc at an exercise price of $1.00 per share for his services as a director. Mr. Corobotiuc's options became exercisable commencing on October 1, 1999 and vest in equal monthly installments over the following 24 months, with an expiration date of July 26, 2009. cyberoad.com issued options to purchase 50,000 shares of common stock to Mr. Guerrero at an exercise price of $3.50 per share for his services as a director. Mr. Guerrero's options shall be exercisable commencing on June 1, 2000 and shall vest in equal monthly installments over the following 24 months, with an expiration date of March 1, 2009. Directors of cyberoad.com may also serve cyberoad.com in other capacities as an officer, agent or otherwise, and may receive compensation for their services in such other capacity.

Executive Compensation

         The following table sets forth, as to our four most highly compensated executive officers (the "Named Executive Officer") whose compensation exceeded $100,000 during the last fiscal year, information concerning all compensation paid for services to cyberoad.com in all capacities during the last three fiscal years. For a description of employment agreements between cyberoad.com and certain executive officers, see "Employment Agreements with Executive Officers" below.


                                            Annual Compensation                      Long Term Compensation
                                            -------------------                      ----------------------
                                                                                                   Securities
                                         Fiscal Year                               Stock           Underlying
Name and Principal Position              Ended             Salary                  Award           Options
---------------------------             -----------        ------                ---------         ----------

 John Coffey, President                  1999              $108,000                1,882,150           300,000



Option Grants in Last Fiscal Year

         The following table sets forth specified information regarding options granted to the Named Executive Officer during the year ended December 31, 1999.

                Securities    Percent of Total
                Underlying    Options Granted to
                Options       Employees in Fiscal    Exercise or   Expiration
Name            Granted       Year                   Base Price      Date

John Coffey     300,000       17.21%                 $1.00         April 1, 2009


         The percentage of total options granted to employees in 1999 shown in the table above is based on options to purchase an aggregate of 1,743,625 shares of common stock granted during the year ended December 31, 1999.



1999 Year-End Option Values

         The following table sets forth certain information concerning the number and value of unexercised options held by the Named Executive Officer at December 31, 1999. The value of the in-the-money options is based on a closing sales price of $3.375 per share on December 31, 1999, and an exercise price of $1.00.

                    Number of Securities                Value of Unexercised
                   Underlying Unexercised             In-The-Money Options at
                Options at December 31, 1999             December 31, 1999
                ----------------------------         --------------------------
Name            Exercisable     Unexercisable        Exercisable   Unexercisable

 John Coffey    99,900          200,100              $ 237,263      $ 475,238



Employment Agreements with Executive Officers

         Pursuant to the Services Agreement between cyberoad.com and Kazootek.com Technologies Inc., Kazootek provides cyberoad.com with the services of several executive officers. Please refer to "Certain Relationships and Related Transactions" for a discussion of the Services Agreement with Kazootek.com.

         Paul Mari executed an employment agreement with Kazootek.com dated December 13, 1999, pursuant to which Mr. Mari is employed by Kazootek.com to serve as Chief Operating Officer to cyberoad.com, in exchange for a base salary of $90,000 Cdn. per annum, and options to purchase 100,000 shares of common stock of cyberoad.com at an exercise price of $1.00 per share.

         Krista Wilson executed an employment agreement with Kazootek.com dated September 23, 1999, pursuant to which Ms. Wilson is employed by Kazootek.com to provide administrative services to cyberoad.com, in exchange for a base salary of $55,000 Cdn. per annum and options to purchase 60,000 shares of common stock of cyberoad.com at an exercise price of $1.00 per share.

         Stig Lyren executed an employment agreement with Kazootek.com dated February 7, 2000, pursuant to which Mr. Lyren is employed by Kazootek.com to serve as Chief Financial Officer of cyberoad.com, in exchange for a base salary of $80,000 Cdn. per annum. If Mr. Lyren continues to be employed six months following his commencmeent date with the Company, he is entitled to receive options to purchase 20,000 shares of common stock of cyberoad.com exercisable at the current market price at the date of issuance.

Limitation of Liability and Indemnification Matters

         Our Articles of Incorporation, as amended, provide that in our Bylaws, we shall have the power to indemnify our directors and executive officers and any of our other officers, employees and agents against any contingency or peril, as may be determined to be in the best interests of cyberoad.com. Our Articles of Incorporation, as amended, also empower us to purchase insurance on behalf of any person whom we are required or permitted to indemnify. To date, cyberoad.com has not entered into indemnification agreements with any of its directors, executive officers, or any other officer, employee or agent. In addition, to date, cyberoad.com has not purchased insurance policies under these indemnification provisions.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         As of December 31, 1999, cyberoad.com entered into a services agreement with Kazootek.com Technologies Inc., a company incorporated under the laws of British Columbia, for the purposes of Kazootek.com providing cyberoad.com certain services including but not limited to, software and technology development and marketing, web development, network systems administration, human resources administration, consulting, and corporate finance and securities administration. The Services Agreement is effective for a period of one year, unless terminated earlier by either party upon 30 days written notice to the other party. The Services Agreement shall be automatically renewed for successive renewal periods of one year each, on each anniversary of the effective date. In return for the services provided for by Kazootek.com, cyberoad.com shall pay a fee equal to all costs plus 10% Cdn., paid annually. These costs include software development, web development, network systems administration, human resources, accounting, corporate finance and securities administration, consulting, marketing and communications, technology development and management. Between January 1, 2000 and March 31, 2000, the costs incurred by Kazootek total approximately $860,000, and have been accruing. As of May 1, 2000, cyberoad.com has not paid Kazootek a fee for these costs incurred, because the fee is to be paid annually.


         Effective June 1, 2000, cyberoad.com entered into an Asset Pledge and Release Agreement with Cyberoad.com (Isle of Man) Limited, El Moro Finance Ltd., and Kazootek, whereby cyberoad.com pledged all of its operational assets and its ownership of Ebanx Ltd., a Nevada corporation, and Corporacion Ebanx.com, S.A., a Panama corporation, as collateral for its obligations to Kazootek under the Services Agreement. John Coffey is the President of Corporacion Ebanx.com, S.A. and the Chief Operating Officer of cyberoad.com. Stig Lyren is the Chief Financial Officer of Kazootek.com, Corporacion Ebanx.com, S.A. and cyberoad.com. Krista Wilson is the Secretary of Kazootek.com, Ecomm Relationship Technologies
(IOM) Limited, Corporacion Ebanx.com, S.A. and cyberoad.com.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table presents information regarding the beneficial ownership of our common stock as of March 31, 2000 for:

          each person who is known to us to be the beneficial owner of more than 5% percent of the outstanding common stock;

          each of our directors;

          the Named Executive Officer;

          each of the selling stockholders named in this prospectus; and

          all of our directors and executive officers as a group.

         The address of each person listed is in care of cyberoad.com, Corporation, Oficentro Sabana Sur, Edifico 7, 5 Piso San Jose, Costa Rica, unless otherwise provided below the person's name.

         Shares of common stock that a person has the right to acquire under options, warrants or other arrangements within 60 days of March 31, 2000 are deemed outstanding for purposes of computing the percentage ownership of the person who has the right to acquire the shares but are not deemed outstanding for computing the percentage ownership of any other person. Except as provided under applicable community property laws or as indicated below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

               As to Thomson Kernaghan & Co. Ltd, the figures in the table include 291,375 shares of common stock underlying stock options which are currently exercisable and which were issued as a placement agency commission fee.

               As to Paul Lemmon, the sole director and officer of Striker Capital Ltd, and has investment control over the shares held by Striker Capital Ltd.

               As to John Coffey, the figures in the table include 126,000 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will be exercisable within 60 days of March 31, 2000.

               As to Brent Corobotiuc, the figures in the table include 30,000 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will be exercisable within 60 days of March 31, 2000.

               As to Krista Wilson, the figures in the table include 25,200 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will be exercisable within 60 days of March 31, 2000.

               As to the Directors and executive officers as a group, the figures in the table include 181,200 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will be exercisable within 60 days of March 31, 2000.


                                                     Shares Beneficially                             Shares Beneficially
                                                         Owned Prior                                     Owned After
                                                         to Offering                                    The Offering
                                                     -------------------                             -------------------
                                                                                 Number of
Name and Address                                      Number     Percent       Shares Offered         Number     Percent
----------------                                      ------     -------     -------------------      -----      -------

Thomson Kernaghan & Co. Ltd.....................        580,143   4.0%            580,143                0          *
   365 Bay Street, 10th Floor
   Toronto, Ontario M5H-2V2
Peter Legault...................................         44,000     *              44,000                0          *
   c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
   Toronto, Ontario M5H-2V2
                                       33

Westover Investments Inc........................         34,100     *              34,100                0          *
   c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
   Toronto, Ontario M5H-2V2
David L.K. Bruce................................         34,100     *              34,100                0          *
   c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
   Toronto, Ontario M5H-2V2
ASSIF S.A.......................................         78,571     *              78,571                0          *
   c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
   Toronto, Ontario M5H-2V2
Atlantis Capital Fund Ltd.......................         78,571     *              78,571                0          *
   c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
   Toronto, Ontario M5H-2V2
Brian Matheson..................................         33,000     *              33,000                0          *
   c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
   Toronto, Ontario M5H-2V2
CALP II LP......................................        157,143   1.1%            157,143                0          *
   c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
   Toronto, Ontario M5H-2V2
779271 Ontario Ltd..............................         96,250     *              96,250                0          *
   c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
   Toronto, Ontario M5H-2V2
Thesis Group Inc................................        154,000   1.1%            154,000                0          *
   c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
   Toronto, Ontario M5H-2V2
Striker Capital Ltd.............................        789,231   5.3%            789,231                0          *
   129 Front Street, Penthouse Suite
   Hamilton, Bermuda
Benitz and Partners Ltd.........................         57,750     *              57,750                0          *
   c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
   Toronto, Ontario M5H-2V2
Colony Investments Ltd..........................        154,000   1.1%            154,000                0          *
   c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
   Toronto, Ontario M5H-2V2
Mary Wynn Fini..................................         34,100     *              34,100                0          *
   c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
     Toronto, Ontario M5H-2V2
Bob Weir........................................         57,200     *              57,200                0          *
    c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
     Toronto, Ontario M5H-2V2
                                       34



Southshore Capital Fund Ltd.....................         78,571     *              78,571                0          *
   c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
     Toronto, Ontario M5H-2V2
Rottweiler Holdings Ltd.........................          7,334     *              7,334                 0          *
   c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
     Toronto, Ontario M5H-2V2
Loire Sextant S.A...............................         36,667     *              36,667                0          *
   c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
     Toronto, Ontario M5H-2V2
Gregg Badger....................................         40,389     *              40,389                0          *
   c/o Thomson Kernaghan & Co. Ltd
   365 Bay Street, 10th Floor
     Toronto, Ontario M5H-2V2
El Moro Trust...................................        600,000   4.2%            600,000                0          *
   Larchwood Clay Head Road
   Baldrive, Isle of Man
   British Isles
Dhoon Glen Trust................................        500,000   3.5%            500,000                0          *
   International House
   Victoria Road
   Douglas, Isle of Man
   British Isles
Beru Establishment Ltd..........................        400,000   2.8%            400,000                0          *
   Pflugstrasse 10
   PO Box 1623
   FL-9490
   Vaduz, Liechtenstein
518659 BC Ltd...................................         50,000     *              50,000                0          *
    3995 East Hastings Street
    Burnaby, BC V5C 2HB
Alan Ackerman...................................        250,000   1.8%            250,000                0          *
    c/o Kink & Co., C1
    1500 Hornby Street
    Vancouver, BC, V6Z 2R1
Advanced Financial..............................        500,000   3.5%            500,000                0          *
    c/o Kink & Co., C1
    1500 Hornby Street
    Vancouver, BC, V6Z 2R1
Tanzanite Holdings Inc..........................        500,000   3.5%           1,250,000               0          *
    c/o Kink & Co., C1
    1500 Hornby Street
    Vancouver, BC, V6Z 2R1
Asanol Management Corporation...................        400,000   2.8%            400,000                0          *
    Suite 700 - 555 West Hastings Street
    Vancouver, BC, V6z 2R1
                                       35
Fiston Investments Ltd..........................        600,000   4.2%            600,000                0          *
    Road Town, Pases Estate, P.O. Box 3149
    Tortola, British Virgin Islands
FMWP (BVI), Inc.................................        100,000     *             100,000                0          *
    122-5000 Miller Road
    Richmond, BC, V7B 1KB
Joanne Coulson..................................         50,000     *              50,000                0          *
    Unit 35-1905 Broad Hollow Gate
    Mississauga, ON L5L 5X2
Bank Sal. Oppenheim Jr. & Co....................        640,000   4.5%            640,000                0          *
    Uraniastrasse 28, Postfach 4439,
    CH-8022 Zurich, Switzerland
Finter Bank Zurich..............................        620,000   4.4%            620,000                0          *
    Claridenstrasse 35, Postfach,
    CH-8022 Zurich, Switzerland
Centrum Bank AG.................................        600,000   4.2%            600,000                0          *
    Helligireuz 8, Postfach 1168,
    FL-9490, Vaduz, Liechtenstein
Basler Kantonalbank.............................        640,000   4.5%            640,000                0          *
    6, cours de Rive, P.O. Box 3460
    1211 Geneve 3, Switzerland
LE Management Ltd...............................         25,000     *              25,000                0          *
    700-595 Howe Street
    Vancouver, BC, V6C 2T5
Manfred Moschner................................          7,500     *              7,500                 0          *
    A-1010 Wien
    Rauhensteingasse 7/42, Vienna, Austria
Margaret Bruce..................................         50,000     *              50,000                0          *
    31431 Southern Drive
    Abbotsford, BC, V2T 5N9
Martin Robert Johnson...........................         50,000     *              50,000                0          *
    850-1095 West Pender Street
    Vancouver, BC, V6E 2M6
Pat Meredith....................................         50,000     *              50,000                0          *
    1050 Cortell Street
    North Vancouver, BC, V7P 2N3
Peter Hanusch...................................         50,000     *              50,000                0          *
    Roten Turm Str. 29,
    A1010 Vienna, Austria
Tom Locke.......................................        430,000   3.0%            430,000                0          *
    232 W. 14th Ave.
    Vancouver, BC, V5Y 1X1
Darrell Lidstone................................         20,000     *              20,000                0          *
    #101 - 7155 Granville Street
    Vancouver, BC, V6P 4X6
Robin & Suzanne Smith...........................        310,000   2.2%            310,000                0          *
    2780 Chelsea Avenue
    West Vancouver, BC, V7S 3V9
                                       36

380946 B.C. Ltd.................................         20,000     *              20,000                0          *
    2780 Chelsea Avenue
    West Vancouver, BC, V7S 3V9
FMWP (BVI), Inc.................................         10,000     *              10,000                0          *
    2780 Chelsea Avenue
    West Vancouver, BC, V7S 3V9
Ross Carriere...................................        100,000     *             100,000                0          *
Viktoria Zazoulina..............................         20,000     *              20,000                0          *
Eric Chan.......................................         20,000     *              20,000                0          *
Gord Harris.....................................         20,000     *              20,000                0          *
Lisa Shields....................................         50,000     *              50,000                0          *
Kenneth Miller..................................        100,000     *             100,000                0          *
Joe Chin........................................        100,000     *             100,000                0          *
Greg Taylor.....................................        100,000     *             100,000                0          *
Eppie Canning...................................        100,000     *             100,000                0          *
Don Matlo.......................................         25,000     *              25,000                0          *
Carl Schmidt....................................        150,000   1.1%            150,000                0          *
Dal Brynelsen...................................         50,000     *              50,000                0          *
John Coffey.....................................      2,008,150   14.1%              0               2,008,150    14.1%
Brent Corobotiuc................................         30,000     *                0                30,000        *
Paul Mari.......................................              0     *                0                   0          *
Krista Wilson...................................         45,200     *                0                45,200        *
Stig Lyren......................................              0     *                0                   0          *
Directors and executive officers
   as a group (5 persons).......................      2,083,350   14.5%              0               2,083,350    14.5%
--------------------------------
*     Less than one percent.

                              PLAN OF DISTRIBUTION


         In July 1999 we completed the sale of up to 1,400,000 shares of our common stock pursuant to an offering under Regulation S of the Securities Act of 1933, as amended, to investors that are not "U.S. Persons" as defined under Regulation S. In that offering, we also granted a compensatory option to purchase 200,000 shares of common stock at an exercise price of $1.00 to Thomson Kernaghan for serving as placement agent in the offering. In November 1999 we completed the sale of 648,859 shares of common stock pursuant to an offering under Regulation S of the Securities Act of 1933, as amended, to investors that are not "U.S. Persons" as defined under Regulation S. In that offering, we also granted a compensatory option to purchase 64,886 shares of common stock at an exercise price of $3.50 to Thomson Kernaghan for serving as placement agent in the offering and issued into escrow 850,000 shares of our common stock that may be issued to certain of the selling stockholders pursuant to the terms of the offering. Effective November 11, 1999, we issued 1,500,000 shares of our common stock to three selling security holders in exchange for all of the issued and outstanding shares of Ecomm Relationship Technologies (IOM) Limited. In November 1999, we issued 50,000 shares of our common stock to a selling security holder as compensation for services rendered for certain introductions made to various investors and underwriters.

         Our gross proceeds from the offer and sale of our common stock in the offering completed in July 1999 was $2,002,000 and our net proceeds were approximately $1,865,019. Our gross proceeds from the offer and sale of our common stock in the offering completed in November 1999 was $2,271,007 and our net proceeds were approximately $2,030,996.

         Pursuant to an agreement dated April 15, 1999, as amended, we issued 8,659,650 shares of our common stock to Cyberoad.com (Ireland) Ltd. In exchange for all of the outstanding capital stock of Cyberoad (Isle of Man) Ltd. The issuance of these shares was pursuant to an offering under Regulation S of the Securities Act of 1933, as amended, to a non "U.S. Person" as defined under Regulation S. Subsequent thereto, Cyberoad.com (Ireland) Ltd. distributed these shares to its stockholders, all of whom are non "U.S. Persons."

         The Selling Security Holders have advised us that the sale or distribution of the common stock may be effected directly to purchasers by the Selling Security Holders as a principal or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) in the over-the-counter market,
(ii) in transactions otherwise than in the over-the-counter market, or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Common Stock. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Security Holders or by agreements between the Selling Security Holders and underwriters, brokers, dealers or agents or purchasers. If the Selling Security Holders effect such transactions by selling common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Security Holders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Because each of the Selling Security Holders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Security Holders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of their shares, the Selling Security Holders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act until its participation in the distribution is completed.

         To comply with the securities laws of certain jurisdictions, if applicable, the shares of common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares of common stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. Upon request of certain Selling Security Holders, we will make all applicable filings under state securities or blue sky laws.

         The Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of common stock by the Selling Security Holders. The foregoing may affect the marketability of the shares of common stock.

         We will pay all expenses of the registration of the shares, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Security Holders will pay all underwriting discounts and selling commissions, if any.

                          DESCRIPTION OF CAPITAL STOCK

         We are authorized to issue a total of 500,000,000 shares of common stock, par value $0.00001 per share. As of March 31, 2000, 14,159,009 shares of our common stock were issued and outstanding.

Voting Rights; Dividends; Preemption; Redemption; Conversion; Liquidation

         The holders of common stock (i) are entitled to one vote per outstanding share on all matters requiring shareholder action, (ii) have no preemptive or other rights and there are no redemption, sinking fund or conversion privileges applicable thereto and (iii) are entitled to receive dividends as and when declared by the board of directors out of funds legally available therefore. Upon liquidation, dissolution or winding up of cyberoad.com, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.

Compensation Options

         Thomson Kernaghan & Co. Limited is the registered holder of options to purchase 220,000 shares of common stock of cyberoad.com at an exercise price of $1.00 per share. These options are exercisable at any time and from time to time until June 30, 2001. Thomson Kernaghan & Co. Limited is the registered holder of options to purchase 71,375 shares of common stock of cyberoad.com at an exercise price of $3.50 per share. These options are exercisable at any time and from time to time until November 11, 2001.

Transfer Agent

         cyberoad.com's   transfer  agent is Interwest  Transfer Co., Inc.. The
transfer agent's mailing address is 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our Articles of Incorporation, as amended, provide that in our Bylaws, we shall have the power to indemnify our directors and executive officers and any of our other officers, employees and agents against any contingency or peril, as may be determined to be in the best interests of cyberoad.com. Our Articles of Incorporation, as amended, also empower us to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the common stock subject to this offering will be passed upon for us by Holland & Knight LLP, Miami, Florida, counsel to cyberoad.com Corporation.

                                     EXPERTS

         The financial statements of cyberoad.com Corporation for the fiscal year ended December 31, 1999 included in this prospectus have been so included in reliance on the report of Pannell Kerr Forster, independent accountants, given on their authority as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission in Washington, D.C., a registration statement under the Securities Act covering the shares to be sold using this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and with respect to any contract or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved. For further information about us and the shares offered using this prospectus, please refer to the registration statement and the exhibits to the registration statement. A copy of the registration statement, including the exhibits, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed rates.

                   Index to Consolidated Financial Statements


Consolidated Financial Statements of cyberoad.com Corporation for the Year
Ended December 31, 1999                                                                   Page

Report of Independent Chartered Accountants ................................................41

Consolidated Balance Sheet..................................................................42

Consolidated Statement of Operations........................................................43

Consolidated Statement of Stockholders' Equity..............................................44

Consolidated Statement of Cash Flows........................................................45

Notes to the Consolidated Financial Statement............................................46-53


Consolidated Unaudited Financial Statements of cyberoad.com Corporation for
Three Months Ended March 31, 2000

Consolidated Unaudited Balance Sheets.......................................................55

Consolidated Unaudited Statement of Operations..............................................56

Consolidated Unaudited Statement of Stockholders' Equity....................................57

Consolidated Unaudited Statement of Cash Flows..............................................58

Notes to the Consolidated Unaudited Financial Statements.................................59-64



     REPORT  OF  INDEPENDENT  CHARTERED  ACCOUNTANTS


TO  THE  BOARD  OF  DIRECTORS  AND  STOCKHOLDERS
OF  CYBEROAD.COM  CORPORATION

We have audited the accompanying consolidated balance sheets of Cyberoad.com Corporation as at December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles in the United States.




"Pannell  Kerr  Forster"

Chartered  Accountants

Vancouver,  Canada
February  23,  2000

CYBEROAD.COM  CORPORATION
CONSOLIDATED  BALANCE  SHEET
DECEMBER  31,  1999
(U.S.  DOLLARS)



ASSETS



CURRENT

  Cash and term deposits. . . . . . . . . . . . . . . .  $ 1,335,534

  Restricted cash (note 3). . . . . . . . . . . . . . .      227,101

  Accounts receivable . . . . . . . . . . . . . . . . .      411,596

  Due from related party (note 7) . . . . . . . . . . .       13,658

  Prepaid expenses. . . . . . . . . . . . . . . . . . .      250,815
-------------------------------------------------------  ------------

TOTAL CURRENT ASSETS. . . . . . . . . . . . . . . . . .    2,238,704

DEPOSITS (note 4) . . . . . . . . . . . . . . . . . . .      434,717

PROPERTY AND EQUIPMENT (note 5) . . . . . . . . . . . .    1,241,473
-------------------------------------------------------  ------------


                                                         $ 3,914,894
-------------------------------------------------------  ------------



LIABILITIES



CURRENT

  Accounts payable and accrued liabilities (note 6) . .  $    75,347

  Customer deposits . . . . . . . . . . . . . . . . . .      794,711

  Due to related parties (note 7) . . . . . . . . . . .      175,871

  Current portion of capital lease obligations (note 8)       57,649
-------------------------------------------------------  ------------

TOTAL CURRENT LIABILITIES . . . . . . . . . . . . . . .    1,103,578

DEPOSITS FROM MERCHANTS (note 9). . . . . . . . . . . .      428,822

CAPITAL LEASE OBLIGATIONS (note 8). . . . . . . . . . .      164,391

                                                           1,696,791
                                                         ------------



COMMITMENTS (note 10)



STOCKHOLDERS' EQUITY (DEFICIT) (notes 11, 12, 13
 and 14)

COMMON STOCK, $0.00001 par value; 500,000,000 shares
 authorized, 14,159,009 shares issued and outstanding .  $       142

ADDITIONAL PAID-IN CAPITAL. . . . . . . . . . . . . . .    3,942,535

ACCUMULATED DEFICIT . . . . . . . . . . . . . . . . . .   (1,724,574)  2,218,103
-------------------------------------------------------  ------------  ---------


                                                         $ 3,914,894
-------------------------------------------------------  ------------

CYBEROAD.COM  CORPORATION
CONSOLIDATED  STATEMENT  OF  OPERATIONS
YEAR  ENDED  DECEMBER  31,  1999
(U.S.  DOLLARS)

REVENUES

  Data processing . . . . . . . . . . . .  $   429,805

  Transaction processing. . . . . . . . .      494,502

  Systems support and maintenance . . . .      636,768

  Marketing . . . . . . . . . . . . . . .      368,215

  Other . . . . . . . . . . . . . . . . .       29,412
-----------------------------------------  ------------
                                             1,958,702
DIRECT COSTS

  Data processing . . . . . . . . . . . .  $   335,905

  Transaction processing. . . . . . . . .      509,124

  Marketing . . . . . . . . . . . . . . .    1,078,328

  Royalties . . . . . . . . . . . . . . .       22,205   1,945,562
-----------------------------------------  ------------  ---------

GROSS MARGIN. . . . . . . . . . . . . . .       13,140
-----------------------------------------  ------------

DEVELOPMENT EXPENSES

  Equipment . . . . . . . . . . . . . . .       15,794

  Salaries. . . . . . . . . . . . . . . .      268,420

  Other . . . . . . . . . . . . . . . . .       53,412     337,626
-----------------------------------------  ------------    -------

OPERATING EXPENSES

  Wages and employee benefits . . . . . .      346,521

  Consulting and management fees (note 7)      250,979

  Professional fees . . . . . . . . . . .      182,743

  Rent. . . . . . . . . . . . . . . . . .       81,494

  Equipment rental and maintenance. . . .       74,611

  Office and miscellaneous. . . . . . . .       57,732

  Advertising and promotion . . . . . . .       48,140

  Travel. . . . . . . . . . . . . . . . .       42,101

  Stock options benefits (note 11). . . .       41,055

  Telecommunications. . . . . . . . . . .       23,555

  Software support. . . . . . . . . . . .       21,756

  Professional development. . . . . . . .       20,185

  Bank charges and interest . . . . . . .        8,488

  Automobile. . . . . . . . . . . . . . .        7,412

  Amortization and depreciation . . . . .       90,993   1,297,765
-----------------------------------------  ------------  ---------

NET LOSS. . . . . . . . . . . . . . . . .  $(1,622,251)
-----------------------------------------  ------------

NET LOSS PER SHARE - BASIC AND DILUTED. .  $     (0.17)
-----------------------------------------  ------------

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING. . . . . . . . . . .    9,315,840
-----------------------------------------  ------------

CYBEROAD.COM  CORPORATION
CONSOLIDATED  STATEMENT  OF  STOCKHOLDERS'  EQUITY
YEAR  ENDED  DECEMBER  31,  1999
(U.S.  DOLLARS)

                                                                       ADDITIONAL        TOTAL
                                                  COMMON STOCK           PAID-IN      ACCUMULATED     STOCKHOLDERS'
                                                 ----------------
                                                 NUMBER     AMOUNT       CAPITAL        DEFICIT         EQUITY
                                               ----------  ---------  -------------  --------------  ------------
Balance, December 31, 1998 (note 1) . . . . .   8,659,650  $      87  $          0   $           0   $        87

Acquisition of a subsidiary (note 1). . . . .   1,050,000         10           (10)              0             0

Issuance of common stock

  For cash, at $1.43. . . . . . . . . . . . .   1,400,000         14     2,001,986               0     2,002,000

  For cash, at $3.50. . . . . . . . . . . . .     648,859          6     2,271,001               0     2,271,007

  Escrow shares (note 13) . . . . . . . . . .     850,000          9            (9)              0             0

  For cash, exercise of options at $1.00. . .         500          0           500               0           500

  For services. . . . . . . . . . . . . . . .      50,000          1         4,999               0         5,000

  For acquisition of a subsidiary (note 2(a))   1,500,000         15           (15)              0             0

  Share issue costs (including compensatory
    stock options) (note 12). . . . . . . . .           0          0    (1,258,080)              0    (1,258,080)

Stock options benefits and compensatory
  stock options issued to underwriter
  (notes 11 and 12) . . . . . . . . . . . . .           0          0       922,163               0       922,163

Distribution to shareholders (note 2(a)). . .           0          0             0        (102,323)     (102,323)

Net loss for year . . . . . . . . . . . . . .           0          0             0      (1,622,251)   (1,622,251)
---------------------------------------------  ----------  ---------  -------------  --------------  ------------

Balance, December 31, 1999. . . . . . . . . .  14,159,009  $     142  $  3,942,535   $  (1,724,574)  $ 2,218,103
---------------------------------------------  ----------  ---------  -------------  --------------  ------------

CYBEROAD.COM  CORPORATION
CONSOLIDATED  STATEMENT  OF  CASH  FLOWS
YEAR  ENDED  DECEMBER  31
(U.S.  DOLLARS)

OPERATING ACTIVITIES

  Net loss                                                      $(1,622,251)

  Adjustments to reconcile net loss to net cash used by operating activities

    Amortization and depreciation                                    90,993

    Stock options benefits                                           41,055

    Common stock issued for services                                  5,000

  Changes in operating assets and liabilities

    Accounts receivable                                            (411,596)

    Prepaid expenses                                               (250,815)

    Deposits                                                       (434,717)

    Accounts payable and accrued liabilities                         75,347

    Customer deposits                                               794,711

    Deposits from merchants                                         428,822
------------------------------------------------                ------------

NET CASH USED BY OPERATING ACTIVITIES                            (1,283,451)
------------------------------------------------                ------------

INVESTING ACTIVITIES
------------------------------------------------

  Acquisition of property and equipment. . . . .  $(1,066,332)

  Acquisition of net assets and software
    license. . . . . . . . . . . . . . . . . . .     (100,000)
------------------------------------------------  ------------

NET CASH USED BY INVESTING ACTIVITIES                            (1,166,332)
------------------------------------------------                ------------


FINANCING ACTIVITIES

  Issuance of common stock . . . . . . . . . . .    4,273,507

  Restricted cash held . . . . . . . . . . . . .     (227,101)

  Share issue costs. . . . . . . . . . . . . . .     (376,972)

  Net advances from and expenses paid

    by related parties . . . . . . . . . . . . .      159,977

  Capital lease obligations. . . . . . . . . . .      (44,094)    3,785,317



CASH AND TERM DEPOSITS, END OF YEAR                             $ 1,335,534
------------------------------------------------                ------------



SUPPLEMENTAL INFORMATION

  Income taxes paid                                             $         0

  Interest paid                                                 $    (8,488)

  Non-cash investing activities

    Equipment leasing                                           $   266,134

    Distribution to shareholders (note 2(a))                    $  (102,323)

    Non-cash financing activities options to
      underwriters (note 12)                                    $   922,163
------------------------------------------------                ------------

CYBEROAD.COM  CORPORATION
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
YEAR  ENDED  DECEMBER  31,  1999
(U.S.  DOLLARS)



1.     ORGANIZATION,  BASIS  OF  PRESENTATION  AND  BUSINESS

Cyberoad.Com Corporation ("the Company") was organized June 23, 1988 under the laws of the State of Florida as Sunshine Equities Corp. The Company changed its name to LAL Ventures Corp. and then to Cyberoad.com Corporation on May 3, 1999.

On May 1, 1999, the Company acquired all the issued and outstanding common stock of Cyberoad.com (Isle of Man) Ltd. ("IOM Ltd.") in exchange for 8,659, 650 common shares of the Company. At the time of the acquisition the Company had no assets or liabilities (note 2(a)). IOM Ltd. is accounted for as the acquiring party and the surviving accounting entity because the former stockholders of IOM Ltd. received an amount of voting shares which constitutes an effective controlling interest in the combined corporation. The shares issued by the Company pursuant to the acquisition have been accounted for as if these shares had been issued upon the organization of IOM Ltd. The outstanding capital stock of the Company immediately prior to the acquisition has been accounted for as shares issued by the Company to effect the reverse acquisition. The Company commenced operations on May 1, 1999 when the subsidiaries acquired operating assets from a related Company (note 2(a)).

The Company's principal business is the development of internet gaming software, the licensing of the software to other companies and online financial transactions processing facility through its wholly-owned subsidiary, Ecomm Relationship Technologies (IOM) Limited (formerly Ebanx.com (Isle of Man) Limited). The Company also operates an internet data processing and call centre based in Costa Rica.

2.     SIGNIFICANT  ACCOUNTING  POLICIES

(a)     Principles  of  consolidation  and  acquisitions

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, IOM Ltd., Ecomm Relationship Technologies (IOM) Limited, Isle of Man Corporations, eBanx Ltd., a Nevada Corporation and Sistemas de Informacion Technologia ("SIT"), Informacion y Technologia Canadiense ("ITC"), Costa Rica Corporations. All significant intercompany balances and transactions have been eliminated. Details of the acquisitions, which have been accounted for using the purchase method, are set out below.

(i) On May 1, 1999 the Company acquired all of the outstanding shares of IOM Ltd., for 8,659,650 common shares of the Company at a par value of $0.00001 per share. IOM Ltd. had no assets, liabilities or operations at acquisition date, accordingly, the reverse acquisition does not reflect any results of operations of the acquired subsidiary prior to the merger.

On May 1, 1999, IOM Ltd. acquired all the property and equipment of a related company for consideration of $10.

CYBEROAD.COM  CORPORATION
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
YEAR  ENDED  DECEMBER  31,  1999
(U.S.  DOLLARS)



2.     SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)

(ii) The Company acquired all of the outstanding shares of Ecomm Relationship Technologies (IOM) Limited (which has a Nevada subsidiary, eBanx Ltd.), for 1,500,000 shares of the Company at a stated value of $15. These companies had a net book value of $0 at acquisition date.

On May 1, 1999, Ecomm Relationship Technologies (IOM) Limited acquired certain assets and liabilities including the "eBanx" trademark, domain name and other intellectual properties from a related company for consideration of $50,000 which exceeded the historical cost basis of the net assets acquired by $53,323.

(iii) On May 1, 1999, IOM Ltd. acquired all of the outstanding shares of SIT and ITC, the license to the "CR Netbook" software, and certain revenue sharing agreements with customers from a related company for consideration of $49,000 which exceeded the historical cost basis of the assets acquired by $49,000.

The excess of the consideration paid over the acquired assets historical cost basis amounted to $102,323 and has been reflected as a distribution to shareholders in the accompanying consolidated statement of stockholders' equity.

(b)     Financial  instruments

The Company's financial instruments consist of accounts receivable, due from related party, deposits, accounts payable and accrued liabilities, customer deposits, due to related parties, deposits from merchants and capital lease obligations. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values unless otherwise noted.

(c)     Foreign  operations  and  concentrations

The U.S. dollar is considered the functional currency for all subsidiaries. Accordingly, the monetary assets and liabilities of these entities have been remeasured using the current rates of exchange and nonmonetary assets have been remeasured using the appropriate historical rates of exchange. Gains and losses from this translation practice have not been significant. Comprehensive loss would be approximately the same as reported in these financial statements which give effect to the translation of the financial statements of these entities on the aforementioned basis.

CYBEROAD.COM  CORPORATION
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
YEAR  ENDED  DECEMBER  31,  1999
(U.S.  DOLLARS)



2.     SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)

(d)     Property  and  equipment

Property and equipment are carried at cost less accumulated amortization and depreciation. Amortization and depreciation of property and equipment are calculated at the following annual rates (commencing when the assets are put into use):

     Computer  software                     -  50%  Declining  balance
     Computer  equipment                    -  30%  Declining  balance
     Furniture,  fixtures  and  equipment   -  20%  Declining  balance
     Leased  equipment                      -  20%  and  30%  Declining  balance
     Leasehold  improvements                -  12.5%  Straight-line

(e)     Revenue  recognition

The Company recognizes revenues from licensees and customers on an accrual basis based on agreed terms of licenses and contracts as the services are rendered except for systems support and maintenance which is derived from actual wagering activity and the revenues are, consequently, recognized after verifiable events conclude. Allowances for non-collection of revenues are made when collectibility becomes uncertain.

In May 1997, a Statement of Position "Software Revenue Recognition (SOP 97-2) was issued. SOP 97-2 as amended by SOP 98-9 provides revised and expanded guidance on software revenue recognition and applies to all entities that earn revenue from licensing, selling or otherwise marketing computer software. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. The application of SOP 97-2 and SOP 98-9 has not had a material impact on the Company's results of operations.

(f)     Net  loss  per  share

Net loss per share computations are based on the weighted average number of common shares outstanding during the year. The 850,000 shares in escrow have been excluded from the computation as the number of shares to be issued is not determinable. Diluted loss per share has not been presented separately, as the outstanding stock options and warrants are anti-dilutive for each of the periods presented.

CYBEROAD.COM  CORPORATION
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
YEAR  ENDED  DECEMBER  31,  1999
(U.S.  DOLLARS)



2.     SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)

(g)     Use  of  estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual  results  could  differ  from  those  estimates.

(h)     Regulation  risk

The Company intends to provide its services in jurisdictions that do not prohibit gaming over the Internet. There can be no assurance that the Company will be able to comply with future government regulations that will affect gaming operations in a significant number of international jurisdictions. Costa Rica has laws prohibiting gaming offered to residents of Costa Rica. As a result, the Company's Costa Rica based operations only offer to subscribers outside of Costa Rica.

3.     RESTRICTED  CASH

Restricted cash of $227,101 is held in escrow by the underwriter pursuant to the agreement relating to the placement of 648,859 shares in November. These funds are to be released when the registration statement of the Company filed with the Securities and Exchange Commission is effective or on October 7, 2000, whichever occurs first.

4.     DEPOSITS

Deposits are comprised of funds that have been withheld by banks and credit card processors.

5.     PROPERTY  AND  EQUIPMENT



                                  ACCUMULATED
                                 AMORTIZATION
                                      AND
                        COST     DEPRECIATION      NET
                     ----------  -------------  ----------

Computer software .  $  452,204  $      34,232  $  417,972

Computer equipment.     508,519         35,045     473,474

Furniture, fixtures
  and equipment . .      50,595          6,115      44,480

Leased equipment. .     266,134         13,309     252,825

Leasehold
  improvements. . .      55,014          2,292      52,722


                     $1,332,466  $      90,993  $1,241,473
                     ----------  -------------  ----------

CYBEROAD.COM  CORPORATION
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
YEAR  ENDED  DECEMBER  31,  1999
(U.S.  DOLLARS)



6.     ACCOUNTS  PAYABLE  AND  ACCRUED  LIABILITIES




Trade payables                          $69,817

Accrued liabilities                       2,306

Payroll and social security taxes         3,224
                                        -------
                                        $75,347
                                        -------


7.     RELATED  PARTY  TRANSACTIONS

(a) During the year ended December 31, 1999, the Company paid related parties $137,887 in consulting fees.

The above transactions were completed in the normal course of operations on normal market terms and were recorded at fair market value as estimated by management.

(b) Amounts due from related party represent advances to a director of a related company.

(c) Amounts due to related parties are to companies related by common management and to directors of the Company and certain subsidiaries.

(d) Effective December 31, 1999 the Company entered into a services agreement with Kazootek.com Technologies Inc., a related party with common management, for Kazootek to provide certain services (software development and marketing, web development, network systems administration, human resources administration, consulting and corporate finance and securities administration. The services are to be provided at a fee equal to all costs of Kazootek plus 10%. The agreement is effective for one year unless terminated earlier by either party upon 30 days written notice and is automatically renewable for successive one year terms.

CYBEROAD.COM  CORPORATION
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
YEAR  ENDED  DECEMBER  31,  1999
(U.S.  DOLLARS)



8.     CAPITAL  LEASE  OBLIGATIONS



2000. . . . . . . . . . . . . . . . . . . .  $ 86,300

2001. . . . . . . . . . . . . . . . . . . .    86,300

2002. . . . . . . . . . . . . . . . . . . .    79,237

2003. . . . . . . . . . . . . . . . . . . .    19,333

2004. . . . . . . . . . . . . . . . . . . .    16,652
-------------------------------------------  --------


Total minimum lease payments. . . . . . . .   287,822

   Less:  Amount representing interest . . .   65,782
-------------------------------------------  --------

Present value of net minimum lease payments   222,040

   Less:  Current portion. . . . . .  . . .    57,649
-------------------------------------------  --------

                                             $164,391
                                             --------


9.     DEPOSITS  FROM  MERCHANTS

Deposits from merchants are permanent deposits and rolling reserves withheld by the Company to cover potential chargebacks and losses.

10.     COMMITMENTS

The Company is committed to the following rental payments for office premises and equipment operating leases for the following five years:

2000       $190,000

2001        210,000

2002        142,000

2003         27,000

2004          4,000
           --------

           $573,000
           ========

CYBEROAD.COM  CORPORATION
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
YEAR  ENDED  DECEMBER  31,  1999
(U.S.  DOLLARS)



11.     STOCK  OPTIONS

During the year ended December 31, 1999, the Company granted stock options to its directors and employees. As at December 31, 1999, the options are outstanding as follows:

                   EXERCISE     NUMBER
EXPIRY DATE . . .  PRICE      OF OPTIONS

April 1, 2009 . .  $    1.00   1,505,125

July 26, 2009 . .  $    3.50      50,000

July 26, 2009 . .  $    5.00      75,000

October 1, 2009 .  $    5.50      20,000

November 15, 2009  $    4.50      10,000

December 1, 2009.  $    3.50      50,000

December 16, 2009  $    3.50      25,000

December 23, 2009  $    3.50      10,000


                               1,745,125
                              ----------






The Company has elected to follow APB 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock options. The exercise prices of certain stock options were below the market price of the underlying stock on the date of grant, therefore, compensation expense ($41,055) was recorded under the intrinsic value method. Had compensation expense been determined on the basis of the estimated fair values of the options granted in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation", net loss would have been increased by $16,527 or $0.03 per common share.

The fair value of common share options granted in 1999 is $1,513,531. The fair value of common share options granted is estimated as at the grant date using the Black-Scholes option pricing model, using the following weighted average assumptions:

Dividend yield . . . . . . . . . . . . . .        0%

Risk-free interest rate. . . . . . . . . .        6%

Expected life. . . . . . . . . . . . . . .        5 years

Expected volatility. . . . . . . . . . . .       16%


Weighted average exercise price of options     $1.44



During the year ended December 31, 1999, 500 of the April 1, 2009 options were exercised for 500 common shares of the Company. The weighted average remaining contractual life of options outstanding at December 31, 1999 is approximately 9 years.

As  at  December  31,  1999,  658,724  options  have  been  vested.

CYBEROAD.COM  CORPORATION
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
YEAR  ENDED  DECEMBER  31,  1999
(U.S.  DOLLARS)



12.     COMPENSATION  OPTIONS

During 1999, the Company as additional consideration to the underwriter for the performance of its obligations to the Company, granted the underwriter compensatory options for serving as placement agent on sales of 1,400,000 and 648,859 shares of the Company's common stock in July and November, respectively. Details of these options at December 31, 1999 are as follows:



                   EXERCISE   NUMBER WARRANTS
EXPIRY DATE . . .  PRICE      OUTSTANDING

June 30, 2001 . .  $    1.00          200,000

November 11, 2001  $    3.50           64,886
-----------------  ---------  ---------------


                                      264,886
                              ---------------


Each option entitles the holder to purchase one share in the common stock of the Company.

The Company has measured and recorded compensation of $881,108 to the underwriter using the fair value of the options at the date of grant.


13.     ESCROW  SHARES

The Company issued 850,000 common shares into escrow as part of the 1999 offer and sale of up to 1,150,000 shares of common stock of the corporation as additional consideration to the purchasers of the 1,150,000 shares. The shares are to be released if the corporation fails to meet certain filing deadlines relating to a registration statement being filed with the Securities and Exchange Commission. The first deadline of December 7, 1999 was not met and purchasers are entitled to an additional 0.02 shares of common stock. For each 30 day period after December 7, 1999 the deadline is not met an additional 0.02 shares of common stock are to be issued. Shares not released from escrow to the purchasers will be released to the corporation for cancellation on the earlier of the effective date of the registration statement or October 7, 2000.

14.     SUBSEQUENT  EVENT

Subsequent to the year-end, the Company granted stock options to employees as follows:



                     EXERCISE      NUMBER OF COMMON SHARES
EXPIRY DATE           PRICE               OPTIONS

January 1, 2009 .  $    3.50                   10,000

January 26, 2009.  $    3.50                    5,000

February 9, 2009.  $    3.50                   50,000

February 15, 2009  $    3.50                    1,000
-----------------  ---------  -----------------------


                                               66,000
                              -----------------------

Prepared  by  Management  (Unaudited)

CYBEROAD.COM  CORPORATION

CONSOLIDATED  FINANCIAL  STATEMENTS
THREE  MONTHS  ENDED  MARCH  31,  2000






     INDEX                                                PAGE
     -----                                                ----


     CONSOLIDATED  FINANCIAL  STATEMENTS

     Consolidated  Balance  Sheet                           2

     Consolidated  Statement  of  Operations                3

     Consolidated  Statement  of  Stockholders'  Equity     4

     Consolidated  Statement  of  Cash  Flows               5

     Notes  to  Consolidated  Financial  Statements      6-11

Prepared  by  Management  (Unaudited)

CYBEROAD.COM  CORPORATION
CONSOLIDATED  BALANCE  SHEET
MARCH  31,  2000
(U.S.  DOLLARS)


                                                           MARCH 31,     DECEMBER 31,
                                                             2000            1999
                                                         ------------  --------------
ASSETS

CURRENT

  Cash and term deposits. . . . . . . . . . . . . . . .  $   936,603   $   1,335,534

  Restricted cash (note 3). . . . . . . . . . . . . . .      227,101         227,101

  Accounts receivable . . . . . . . . . . . . . . . . .      505,482         411,596

  Due from related party (note 7) . . . . . . . . . . .       13,658          13,658

  Prepaid expenses. . . . . . . . . . . . . . . . . . .       77,529         250,815
-------------------------------------------------------  ------------  --------------

TOTAL CURRENT ASSETS. . . . . . . . . . . . . . . . . .    1,760,373       2,238,704

DEPOSITS (note 4) . . . . . . . . . . . . . . . . . . .      492,845         434,717

PROPERTY AND EQUIPMENT (note 5) . . . . . . . . . . . .    1,273,012       1,241,473
-------------------------------------------------------  ------------  --------------
                                                         $ 3,526,230   $   3,914,894
                                                         ------------  --------------


LIABILITIES


CURRENT

  Accounts payable and accrued liabilities (note 6) . .  $   190,989   $      75,347

  Customer deposits . . . . . . . . . . . . . . . . . .      679,253         794,711

  Due to related parties (note 7) . . . . . . . . . . .      179,324         175,871

  Current portion of capital lease obligations (note 8)       68,712          57,649
-------------------------------------------------------  ------------  --------------

TOTAL CURRENT LIABILITIES . . . . . . . . . . . . . . .    1,107,215       1,103,578

DEPOSITS FROM MERCHANTS (note 9). . . . . . . . . . . .      474,465         428,822
REVOLVING LINE OF CREDIT (note 10). . . . . . . . . . .      502,057               -

CAPITAL LEASE OBLIGATIONS (note 8). . . . . . . . . . .      164,982         164,391
-------------------------------------------------------  ------------  --------------

                                                           2,259,782       1,696,791
                                                         ------------  --------------

COMMITMENTS (note 11)



STOCKHOLDERS' EQUITY (DEFICIT) (notes 12, and 13)

COMMON STOCK, $0.00001 par value; 500,000,000 shares
authorized, 14,159,009 shares issued and outstanding. .          142             142

ADDITIONAL PAID-IN CAPITAL. . . . . . . . . . . . . . .    3,966,032       3,942,535
ACCUMULATED DEFICIT . . . . . . . . . . . . . . . . . .   (2,699,276)     (1,724,574)
-------------------------------------------------------  ------------  --------------

                                                           1,266,448       2,218,103
                                                         ------------  --------------


                                                         $ 3,526,230   $   3,914,894
-------------------------------------------------------  ------------  --------------


Prepared  by  Management  (Unaudited)

CYBEROAD.COM  CORPORATION
CONSOLIDATED  STATEMENT  OF  OPERATIONS
THREE  MONTHS  ENDED  MARCH  31,  2000
(U.S.  DOLLARS)


REVENUES

  Data processing                                    $   166,362

  Transaction processing                                 285,430
-----------------------------------                  ------------

  Systems support and maintenance                        303,664

  Marketing                                              182,301

  Other                                                   12,048
-----------------------------------                  ------------
                                                         949,805

DIRECT COSTS
-----------------------------------

  Data processing . . . . . . . . .      $  211,021

  Transaction processing. . . . . .         421,480

  Marketing . . . . . . . . . . . .         480,246

  Royalties . . . . . . . . . . . .          11,490    1,124,237
-----------------------------------     -----------  ------------

GROSS MARGIN                                            (174,432)
-----------------------------------                  ------------

DEVELOPMENT EXPENSES

  Equipment . . . . . . . . . . . .             484

  Salaries. . . . . . . . . . . . .         186,737

  Other . . . . . . . . . . . . . .          56,103      243,324

OPERATING EXPENSES
-----------------------------------

  Wages and employee benefits . . .         144,299

  Professional fees . . . . . . . .         139,512

  Consulting and management fees (note 7)    45,049

  Equipment rental and maintenance.          33,513

  Stock options benefits (note 12).          23,497

  Rent. . . . . . . . . . . . . . .          22,028

  Office and miscellaneous. . . . .          18,665

  Telecommunications. . . . . . . .           7,762

  Professional development. . . . .           5,938

  Travel. . . . . . . . . . . . . .           4,211

  Bank charges and interest . . . .           2,776

  Automobile. . . . . . . . . . . .           2,277

  Advertising and promotion . . . .             500

  Amortization and depreciation . .         107,369      557,396
-----------------------------------     -----------  ------------


NET LOSS                                             $  (975,152)
-----------------------------------                  ------------


NET LOSS PER SHARE - BASIC AND DILUTED               $     (0.07)
-----------------------------------                  ------------


WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING                                  13,309,009
-----------------------------------                  ------------

Prepared  by  Management  (Unaudited)

CYBEROAD.COM  CORPORATION
CONSOLIDATED  STATEMENT  OF  STOCKHOLDERS'  EQUITY
THREE  MONTHS  ENDED  MARCH  31,  2000
(U.S.  DOLLARS)

                                                       ADDITIONAL                    TOTAL
                                       COMMON STOCK      PAID-IN    ACCUMULATED   STOCKHOLDERS'
                                        ------------
                                     NUMBER    AMOUNT    CAPITAL      DEFICIT       EQUITY
                                   ----------  -------  ----------  ------------  -----------

Balance, December 31, 1999. . . .  14,159,009  $   142  $3,942,535  $(1,724,574)  $2,218,103

Stock options benefits  (note 12)           0        0      23,497            0       23,497

Net loss for the period . . . . .           0        0           0     (975,152)    (975,152)
---------------------------------  ----------  -------  ----------  ------------  -----------


Balance, March 31, 2000 . . . . .  14,159,009  $   142  $3,966,032  $(2,699,726)  $1,266,448
---------------------------------  ----------  -------  ----------  ------------  -----------

Prepared  by  Management  (Unaudited)

CYBEROAD.COM  CORPORATION
CONSOLIDATED  STATEMENT  OF  CASH  FLOWS
THREE  MONTHS  ENDED  MARCH  31,  2000
(U.S.  DOLLARS)


OPERATING ACTIVITIES

  Net loss                                                   $ (975,152)

  Adjustments to reconcile net loss to net cash

    Used by operating activities

    Amortization and depreciation                               107,369

    Stock options benefits                                       23,497

  Changes in operating assets and liabilities

    Accounts receivable                                         (93,886)

    Prepaid expenses                                            173,286

    Deposits                                                    (58,128)

    Accounts payable and accrued liabilities                    115,642

    Customer deposits                                          (115,458)

    Deposits from merchants                                      45,643
-------------------------------------------------------------------------



NET CASH USED BY OPERATING ACTIVITIES                          (777,187)
-------------------------------------------------------------------------




INVESTING ACTIVITIES

  Acquisition of property and equipment          $(114,861)





NET CASH USED BY INVESTING ACTIVITIES                          (114,861)
-------------------------------------------------------------------------



FINANCING ACTIVITIES

  Revolving line of credit. . . . . . . . . . .    502,057

  Net advances from and expenses paid

    by related parties. . . . . . . . . . . . .      3,453

  Capital lease obligations . . . . . . . . . .    (12,393)
-------------------------------------------------------------------------


NET CASH PROVIDED BY FINANCING ACTIVITIES                       493,117
-------------------------------------------------------------------------


DECREASE IN CASH                                               (398,931)
CASH AND TERM DEPOSITS, BEGINNING OF PERIOD                   1,335,534
-------------------------------------------------------------------------


CASH AND TERM DEPOSITS, END OF PERIOD                        $  936,603
-------------------------------------------------------------------------


SUPPLEMENTAL INFORMATION

  Income taxes paid                                          $        0

  Interest paid                                              $  (10,773)

  Non-cash investing activities
    Equipment leasing                                        $   24,047
-------------------------------------------------------------------------

Prepared  by  Management  (Unaudited)

CYBEROAD.COM  CORPORATION
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
THREE  MONTHS  ENDED  MARCH  31,  2000
(U.S.  DOLLARS)



1.     ORGANIZATION,  BASIS  OF  PRESENTATION  AND  BUSINESS

Cyberoad.Com Corporation ("the Company") was organized June 23, 1988 under the laws of the State of Florida as Sunshine Equities Corp. The Company changed its name to LAL Ventures Corp. and then to Cyberoad.com Corporation on May 3, 1999.

On May 1, 1999, the Company acquired all the issued and outstanding common stock of Cyberoad.com (Isle of Man) Ltd. ("IOM Ltd.") in exchange for 8,659, 650 common shares of the Company. At the time of the acquisition the Company had no assets or liabilities. IOM Ltd. is accounted for as the acquiring party and the surviving accounting entity because the former stockholders of IOM Ltd. received an amount of voting shares which constitutes an effective controlling interest in the combined corporation. The shares issued by the Company pursuant to the acquisition have been accounted for as if these shares had been issued upon the organization of IOM Ltd. The outstanding capital stock of the Company immediately prior to the acquisition has been accounted for as shares issued by the Company to effect the reverse acquisition. The Company commenced operations on May 1, 1999 when the subsidiaries acquired operating assets from a related Company.

The Company's principal business is the development of internet gaming software, the licensing of the software to other companies and online financial transactions processing facility through its wholly-owned subsidiary, Corporacion Ebanx.com, S.A.

2.     SIGNIFICANT  ACCOUNTING  POLICIES

(a)     Principles  of  consolidation  and  acquisitions

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, IOM Ltd., Ecomm Relationship Technologies (IOM) Limited, Isle of Man Corporations, Corporacion Ebanx.com, S.A., a Panamanian Corporation, eBanx Ltd., a Nevada Corporation and Sistemas de Informacion Technologia ("SIT"), Informacion y Technologia Canadiense ("ITC"), Costa Rica Corporations. All significant intercompany balances and transactions have been eliminated.

(b)     Financial  instruments

The Company's financial instruments consist of accounts receivable, due from related party, deposits, accounts payable and accrued liabilities, customer deposits, due to related parties, deposits from merchants and capital lease obligations. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values unless otherwise noted.

(c)     Foreign  operations  and  concentrations

The U.S. dollar is considered the functional currency for all subsidiaries. Accordingly, the monetary assets and liabilities of these entities have been remeasured using the current rates of exchange and nonmonetary assets have been remeasured using the appropriate historical rates of exchange. Gains and losses from this translation practice have not been significant. Comprehensive loss would be approximately the same as reported in these financial statements which give effect to the translation of the financial statements of these entities on the aforementioned basis.

Prepared  by  Management  (Unaudited)

CYBEROAD.COM  CORPORATION
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
THREE  MONTHS  ENDED  MARCH  31,  2000
(U.S.  DOLLARS)



2.     SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)

(d)     Property  and  equipment

Property and equipment are carried at cost less accumulated amortization and depreciation. Amortization and depreciation of property and equipment are calculated at the following annual rates (commencing when the assets are put into use):

Computer  software                       -  50%  Declining  balance
Computer  equipment                      -  30%  Declining  balance
Furniture,  fixtures  and  equipment     -  20%  Declining  balance
Leasehold  improvements                  -  12.5%  Straight-line

(e)     Revenue  recognition

The Company recognizes revenues from licensees and customers on an accrual basis based on agreed terms of licenses and contracts as the services are rendered except for systems support and maintenance which is derived from actual wagering activity and the revenues are, consequently, recognized after verifiable events conclude. Allowances for non-collection of revenues are made when collectibility becomes uncertain.

In May 1997, a Statement of Position "Software Revenue Recognition (SOP 97-2) was issued. SOP 97-2 as amended by SOP 98-9 provides revised and expanded guidance on software revenue recognition and applies to all entities that earn revenue from licensing, selling or otherwise marketing computer software. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. The application of SOP 97-2 and SOP 98-9 has not had a material impact on the Company's results of operations.

(f)     Net  loss  per  share

Net loss per share computations are based on the weighted average number of common shares outstanding during the year. The 850,000 shares in escrow have been excluded from the computation as the number of shares to be issued is not determinable. Diluted loss per share has not been presented separately, as the outstanding stock options and warrants are anti-dilutive for each of the periods presented.

(e)     Use  of  estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual  results  could  differ  from  those  estimates.

(f)     Regulation  risk

The Company intends to provide its services in jurisdictions that do not prohibit gaming over the Internet. There can be no assurance that the Company will be able to comply with future government regulations that will affect gaming operations in a significant number of international jurisdictions. Costa Rica has laws prohibiting gaming offered to residents of Costa Rica. As a result, the Company's Costa Rica based operations only offer to subscribers outside of Costa Rica.

Prepared  by  Management  (Unaudited)

CYBEROAD.COM  CORPORATION
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
THREE  MONTHS  ENDED  MARCH  31,  2000
(U.S.  DOLLARS)



3.     RESTRICTED  CASH

Restricted cash of $227,101 is held in escrow by the underwriter pursuant to the agreement relating to the placement of 648,859 shares in November. These funds are to be released when the registration statement of the Company filed with the Securities and Exchange Commission is effective or on October 7, 2000, whichever occurs first.


4.     DEPOSITS

Deposits are comprised of funds that have been withheld by banks and credit card processors.


5.     PROPERTY  AND  EQUIPMENT



                                  ACCUMULATED
                                 AMORTIZATION
                                      AND
                        COST     DEPRECIATION      NET
                     ----------  -------------  ----------

Computer software .  $  500,251  $      87,888  $  412,363

Computer equipment.     661,826         84,891     576,935

Furniture, fixtures
  and equipment . .     211,056         21,574     189,482

Satellite equipment      43,229              -      43,229

Leasehold
  Improvements. . .      55,014          4,011      51,003
-------------------  ----------  -------------  ----------

                     $1,471,376  $     198,364  $1,273,012
                     ----------  -------------  ----------




6.     ACCOUNTS  PAYABLE  AND  ACCRUED  LIABILITIES



Trade payables                     $183,242

Accrued liabilities                   7,747

Payroll and social security taxes         -
                                   --------
                                   $190,989
                                   --------

Prepared  by  Management  (Unaudited)

CYBEROAD.COM  CORPORATION
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
THREE  MONTHS  ENDED  MARCH  31,  2000
(U.S.  DOLLARS)



7.     RELATED  PARTY  TRANSACTIONS

(a) During the three months ended March 31, 2000, the Company paid related parties $30,000 in consulting fees.

The above transactions were completed in the normal course of operations on normal market terms and were recorded at fair market value as estimated by management.

(b) Amounts due from related party represent advances to a former director of a related company.

(c) Amounts due to related parties are to companies related by common management and to directors of the Company and certain subsidiaries.

(d) Effective December 31, 1999 the Company entered into a services agreement with Kazootek.com Technologies Inc., a related party with common management, for Kazootek to provide certain services (software development and marketing, web development, network systems administration, human resources administration, consulting and corporate finance and securities administration. The services are to be provided at a fee equal to all costs of Kazootek plus 10%. The agreement is effective for one year unless terminated earlier by either party upon 30 days written notice and is automatically renewable for successive one year terms.


8.     CAPITAL  LEASE  OBLIGATIONS



2000. . . . . . . . . . . . . . . . . . . .  $104,507

2001. . . . . . . . . . . . . . . . . . . .   103,407

2002. . . . . . . . . . . . . . . . . . . .    70,309

2003. . . . . . . . . . . . . . . . . . . .    19,958

2004. . . . . . . . . . . . . . . . . . . .    12,245
-------------------------------------------  --------


Total minimum lease payments. . . . . . . .   310,426

   Less:  Amount representing interest .  .    76,732
-------------------------------------------  --------


Present value of net minimum lease payments   233,694

   Less:  Current portion. . .. . . . . . .    68,712
-------------------------------------------  --------


                                             $164,982
                                             --------


9.     DEPOSITS  FROM  MERCHANTS

Deposits from merchants are permanent deposits and rolling reserves withheld by the Company to cover potential chargebacks and losses.

Prepared  by  Management  (Unaudited)

CYBEROAD.COM  CORPORATION
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
THREE  MONTHS  ENDED  MARCH  31,  2000
(U.S.  DOLLARS)



10.     REVOLVING  LINE  OF  CREDIT

On February 28, 2000, the Company exercised a revolving line of credit agreement in the amount of $500,000 with El Moro Finance Ltd, a company existing under the laws of the British Virgin Islands. Interest payments will be either a compounded annual rate of 10% or compound annual interest payments of prime (Switzerland) plus 2% per annum paid on the first date of every month.

As at March 31, 2000, interest of $2,057 calculated at prime plus 2% has been accrued for.


11.     COMMITMENTS

The Company is committed to the following rental payments for office premises and equipment operating leases for the following five years:



2000            $190,000

2001             210,000

2002             142,000

2003              27,000

2004               4,000
------------------------
                $573,000


12.     STOCK  OPTIONS

The Company has granted stock options to its directors and employees. As at March 31, 2000, the options are outstanding as follows:


                   EXERCISE     NUMBER
EXPIRY DATE          PRICE    OF OPTIONS


April 1, 2009 . .  $    1.00   1,505,125
July 26, 2009 . .  $    3.50      50,000
July 26, 2009 . .  $    5.00      75,000
October 1, 2009 .  $    5.50      20,000
November 15, 2009  $    4.50      10,000
December 1, 2009.  $    3.50      50,000
December 16, 2009  $    3.50      25,000
December 23, 2009  $    3.50      10,000
January 1, 2009 .  $    3.50      10,000
January 26, 2009.  $    3.50       5,000
February 9, 2009.  $    3.50      50,000
February 15, 2009  $    3.50       1,000
February 21, 2009  $    3.50       3,000
March 1, 2009 . .  $    3.50      38,000
March 31, 2009. .  $    3.50       8,000


                               1,860,125
                              ----------

Prepared  by  Management  (Unaudited)
CYBEROAD.COM  CORPORATION
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
THREE  MONTHS  ENDED  MARCH  31,  2000
(U.S.  DOLLARS)




12.     STOCK  OPTIONS  (Continued)

The Company has elected to follow APB 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock options. The exercise prices of certain stock options were below the market price of the underlying stock on the date of grant, therefore, compensation expense of $23,497 (year ended December 31, 1999 - $41,055) was recorded under the intrinsic value method for the three months ended March 31, 2000.

The weighted average remaining contractual life of options outstanding at March 31, 2000 is approximately 9 years.

As  at  March  31,  2000,  775,109  options  have  been  vested.


13.     ESCROW  SHARES

The Company issued 850,000 common shares into escrow as part of the 1999 offer and sale of up to 1,150,000 shares of common stock of the corporation as additional consideration to the purchasers of the 1,150,000 shares. The shares are to be released if the corporation fails to meet certain filing deadlines relating to a registration statement being filed with the Securities and Exchange Commission. The first deadline of December 7, 1999 was not met and purchasers are entitled to an additional 0.02 shares of common stock. For each 30 day period after December 7, 1999 the deadline is not met an additional 0.02 shares of common stock are to be issued. Shares not released from escrow to the purchasers will be released to the corporation for cancellation on the earlier of the effective date of the registration statement or October 7, 2000.

                                TABLE OF CONTENTS


Prospectus Summary..................................      2
Risk Factors........................................      4
Use of Proceeds.....................................      10
Dividend Policy.....................................      10
Determination of the Offering Price.................      10
Price Range of Common Stock.........................      11
Capitalization......................................      11
Selected Consolidated Financial Data................      12
Management's Discussion and Analysis
Of Financial Condition and Results of
Operations..........................................      13
Business............................................      17
Management..........................................      26
Certain Relationships and Related
Transactions........................................      30
Principal and Selling Stockholders..................      31
Plan of Distribution................................      36
Description of Capital Stock........................      37
Disclosure of Commission Position on
Indemnification for Securities Act
Liabilities.........................................      37
Legal Matters.......................................      38
Experts.............................................      38
Where You Can Find More Information.................      38
Index to Consolidated Financial Statements..........      39


Until ___________, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II..           INFORMATION NOT REQUIRED IN PROSPECTUS



Item 24..         Indemnification of Directors and Officers

cyberoad.com's Articles of Incorporation, as amended, provide that in our Bylaws, we shall have the power to indemnify our directors and executive officers and any of our other officers, employees and agents against any contingency or peril, as may be determined to be in the best interests of cyberoad.com. Our Articles of Incorporation, as amended, also empower us to purchase insurance on behalf of any person whom we are required or permitted to indemnify. To date, cyberoad.com has not entered into indemnification agreements with any of its directors, executive officers, or any other officer, employee or agent. In addition, to date, cyberoad.com has not purchased insurance policies under these indemnification provisions.

Florida General Corporation Act section 607.014 states that:

A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with any such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

Any indemnification, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above. Such determination shall be made by any of: majority vote of a quorum of the board of directors (consisting of directors who were not parties to such proceeding); by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; independent legal counsel; or the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding.

Evaluation   of  the   reasonableness   of   expenses   and   authorization   of
indemnification shall be made in the same manner as the determination that indemnification is permissible.

Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation.

The indemnification and advancement of expenses are not exclusive, and a corporation may make any other further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. However, indemnification shall not be made to or on behalf of any director, officer, employee, or agent if a judgment establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute any of: a violation of the criminal law; a transaction from which the director, officer, employee, or agent derived an improper personal benefit; a circumstance where the liability provisions of section 607.144 apply; or willful misconduct or a conscious disregard for the best interests of the corporation.

Indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in a specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction.

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

If any expenses or other amounts are paid by way of indemnification otherwise than by court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by the corporation, the corporation shall, not later than the time of delivery to shareholders of written notice of the next annual meeting of shareholders, unless such meeting is held within three months from the date of such payment, and, in any event, within 15 months from the date of such payment, deliver either personally or by mail to each shareholder of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

Item 25..         Other Expenses of Issuance and Distribution

The estimated expenses in connection with the offering are as follows:


 .........                                                           Amount
                                                                    ------

Registration Fee Under Securities Act of 1933...............    $        11,474

NASD Filing Fee.............................................    $        *

Blue Sky Fees and Expenses..................................    $        10,000

Printing and Engraving Certificates.........................    $        *

Legal Fees and Expenses.....................................    $        30,000

Accounting Fees and Expenses................................    $        18,000

Registrar and Transfer Agent Fees...........................    $        *

Miscellaneous Expenses......................................    $        *

 .........Total..............................................    $        69,474

----------
* Not applicable or none.

Item 26..         Recent Sales of Unregistered Securities

         The Registrant has sold and issued the following securities since June 23, 1988 (inception):

         Since April 1, 1999, we have granted options to purchase 1,743,625 shares of common stock to a total of 40 employees, consultants and non-employee directors at weighted average exercise price of $1.545 per share pursuant to the 1999 Stock Option Plan. The sale of these securities was deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701.

         On February 28, 1989, we issued an aggregate of 5,000,000 shares of common stock to the sole stockholder and director of Registrant. The issuance of these securities was exempt from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereof.

         On November 11, 1999 we issued 8,659,650 shares of Common Stock to Cyberoad Ireland Ltd., a non "U.S. Person" as defined under Regulation S of the Securities Act, in exchange for 100% of the issued and outstanding shares of capital stock of Cyberoad.com (Isle of Man) Limited in compliance with Regulation S.

         On July 3, 1999, we issued 1,400,000 shares of Common Stock to eight non "U.S. Persons" as defined in Regulation S promulgated under the Securities Act of 1933, as amended, for a purchase price of $2,002,000. In connection with this transaction, we issued to Thomson Kernaghan an option to purchase up to 200,000 shares of common stock at a per share exercise price equal to $1.00. The issuance of these securities was made in compliance with Regulation S.

         On November 11, 1999, we issued 648,859 shares of Common Stock to five non "U.S. Persons" as defined in Regulation S promulgated under the Securities Act of 1933, as amended, for a purchase price of $2,271,007. In connection with this transaction, we issued to Thomson Kernaghan an option to purchase up to 64,886 shares of common stock at a per share exercise price equal to $3.50. The issuance of these securities was made in compliance with Regulation S.

         On November 11, 1999, we issued an aggregate of 1,500,000 shares of common Stock to three non "U.S. Persons" as defined in Regulation S promulgated under the Securities Act of 1933, as amended, in exchange for 100% of the outstanding capital stock of Ecomm Relationship Technologies (IOM) Limited, formerly known as eBanx.com (Isle of Man) Limited. The issuance of these securities was made in compliance with Regulation S of the Securities Act.

         The recipients of securities in transactions exempt under Section 4(2) of the Securities Act represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients either received adequate information about the Company or had adequate access, through their relationships with the Company, to such information.

         The securities issued in compliance with Regulation S were offered and sold in an offshore transaction and there were no directed selling efforts made within the United States by the Company, any distributor, any of their affiliates or any other persons acting on their behalf, as those terms are defined under Regulation S. The Registrant implemented offering restrictions in connection with the issuance of the securities and to the knowledge of the Registrant, the offer and sale of the securities was not made to a U.S. Person, as defined under Regulation S.

Item 27..         Exhibits



Exhibit
Number     Exhibit Description
---------  -------------------
3.1      Articles of Incorporation(1)

3.2      By-laws(1)

5.1      Opinion of Counsel (2)

10.1 Amended and Restated Nonexclusive License Agreement effective as of March 5, 1998 by and between International Gaming LTD. and Cyberoad (Isle of Man) Ltd.(2)

10.2 Amended and Restated Operating and Revenue Sharing Management Services Agreement effective as of March 13, 1998 by and between International Gaming LTD. and Cyberoad (Isle of Man) Ltd.(2)

10.3 Assignment Agreement dated April 19, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.4 Amendment to the Assignment Agreement dated October 18, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.5 Amended and Restated Operating, License, Revenue Sharing and Management Services Agreement effective as of May 5, 1998 by and between Asanol Management Corporation and Cyberoad (Isle of Man) Ltd.(2)

10.6 Assignment Agreement dated April 19, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.7 Amendment to the Assignment Agreement dated October 18, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.8 Termination to Amended Assignment Agreement dated September 1, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.9 Amendment to Schedule "A" of the Grand Prix Operating, License, Revenue Sharing and Management Services Agreement dated as of September 1, 1999, between Cyberoad.com Isle of Man Limited and Asanol Management Corporation(2)

10.10 Amendment to the Grand Prix Operating, License, Revenue Sharing and Management Services Agreement dated as of September 1, 1999, between Cyberoad.com Isle of Man Limited and Asanol Management Corporation(2)

10.11 Software License Agreement effective as of October 15, 1998 by and between Nordic Investment Group and Cyberoad Gaming Corporation(2)

10.12 Assignment Agreement dated as of July 15, 1999 by and between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.13 Amendment to the Assignment Agreement dated October 18, 1999 by and between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.14 Assignment Agreement and License dated April 19, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.15 Amendment to Assignment Agreement and License dated June 11, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.16 Revised Amendment to the Assignment Agreement and License dated October 18, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man)Ltd.(1)

10.17 Non-Exclusive License Agreement dated April 19, 1999 by and between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.18 Amendment to the Non-Exclusive License Agreement dated October 18, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.19 Amended and Restated Operating and Revenue Sharing Management Services Agreement effective as of April 19, 1999 by and between Asanol Management Corporation and Cyberoad.com (Isle of Man) Ltd.(2)

10.20    Intentionally omitted.

10.21 Transfer Agreement dated September 1, 1999 between Asanol Management Corporation and Cyberoad Gaming Corporation(2)

10.22 Website Marketing Agreement dated April 19, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.23 Amendment to the Website Marketing Agreement dated October 18, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.24 Software Support Agreement dated April 19, 1999 between Cyberoad.com (Isle of Man) Ltd. and Calvex International(1)

10.25 Amendment to the Software Support Agreement dated October 18, 1999 Cyberoad.com (Isle of Man) Ltd. and Calvex International(1)

10.26 Sale of Rights Agreement dated May 1, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.27 Sale of Rights Agreement dated July 8, 1999 between Cyberoad Gaming Corporation and eBanx.com (Isle of Man) Limited(1)

10.28 Transfer Agreement dated May 20, 1999 between eBanx.com (Isle of Man) Limited and Cyberoad Gaming Corporation(1)

10.29    Services Agreement dated April 19, 1999 between Cyberoad.com (Isle of
         Man) Ltd. and eBanx.com (Isle of Man) Limted(1)

10.30 Amendment to the Services Agreement dated October 18, 1999 between Cyberoad.com (Isle of Man) Ltd. and eBanx.com (Isle of Man) Limited(1)

10.31 Services Agreement dated as of December 31, 1999 between the cyberoad.com Corporation and Kazootek Technologies Inc.(2)

10.32 Employment Agreement, dated as of December 6, 1999 between Paul Mari and Kazootek.com Technologies Inc.(1)

10.33 Employment Agreement, dated as of October 12, 1999 between Eric Chan and Kazootek.com Technologies Inc.(1)

10.34 Employment Agreement, dated as of September 23, 1999 between Krista Wilson and Kazootek.com Technologies Inc.(1)

10.35 Consulting Agreement, dated as of November 15, 1999 between Cyberoad.com (Isle of Man) Ltd. and Calvin Ayre(1)

10.36 Engagement Letter dated October 25, 1999 between cyberoad.com Corporation and Intrastate Registered Agent Corporation(1)

10.37 Revolving Line of Credit Agreement dated as of December 10, 1999 between El Moro Finance Ltd, Cyberoad.com (Isle of Man) Ltd., Ecomm Relationship Technologies Ltd, cyberoad.com Corporation, and Kazootek.com Technologies Inc.(1)

10.38    cyberoad.com Corporation Stock Award Plan(1)

10.39    Form of Non-Statutory Stock Option Agreement(1)

10.40 Shares for Debt Settlement Agreement dated as of May 1, 1999 between Cyberoad Gaming Corporation, eBanx.com (Isle of Man) Limited and Asanol Management Corporation(1)

10.41 Assignment dated as of February 11, 2000, between Cyberoad.com (Ireland) and CIOM, whereby Cyberoad.com (Ireland) assigns to Cyberoad.com (Isle of Man) Ltd. all rights and interests in the Community Trademark Applications for CYBEROAD and CYBEROAD.COM(1)

10.42 Letter of Employment dated February 7, 2000, between Kazootek.com and Stig Lyren(1)

10.43 Agency Agreement dated November 11, 1999 between cyberoad.com Corporation and Thomson Kernaghan & Co. Limited(1)

10.44 Option to purchase common shares of cyberoad.com Corporation dated November 11, 1999 issued to Thomson Kernaghan & Co. Limited(1)

10.45 Agency Agreement dated June 18, 1999 between cyberoad.com Corporation and Thomson Kernaghan & Co. Limited(2)

10.46 Option to purchase common shares of cyberoad.com Corporation dated June 30, 1999 issued to Thomson Kernaghan & Co. Limited(1)

10.47 Share Purchase Agreement effective as of November 11, 1999 between Cyberoad.com (Isle of Man) Ltd., cyberoad.com Corporation, Aundyr Enmyn Limited, IFG International (Nominees) Limited, Aundyr Trust Company Ltd. and eBanx.com (Isle of Man) Ltd.(2)

10.48 Agreement for the Exchange of Common Stock dated April 15, 1999 by and among LAL Ventures Corp., Eric P. Littman, and Cyberoad.com Limited, a corporation organized under the laws of Ireland(1)

10.49 Amendment to Agreement for the Exchange of Common Stock executed as of October 28, 1999 between cyberoad.com Corporation (formerly known as LAL Ventures Corp.) and Cyberoad.com Limited, a corporation organized under the laws of Ireland(1)

10.50 Revolving Line of Credit Agreement dated as of February 24, 2000 between El Moro Finance Ltd, Ecomm Relationship Technologies Ltd and cyberoad.com Corporation.(2)

10.51 Transfer of Assets Agreement effective as of October 31, 1999 between Corporacion Ebanx.com, S.A. and Ecomm Relationship Technologies Ltd.(2)

10.52 Asset Pledge and Release Agreement dated as of June 1, 2000 between El Moro Finance Ltd., Cyberoad.com (Isle of Man) Ltd., Kazootek.com Technologies Inc., and cyberoad.com Corporation.

10.53 Transfer of Ownership Agreement effective as of June 27, 2000 between El Moro Finance Ltd. and cyberoad.com Corporation.

10.54 Transaction Processing Agreement effective as of June 27, 2000 between Corporacion Ebanx.com, S.A. and El Moro Finance Ltd.

10.55 Services Agreement effective as of July 7, 2000 between El Moro Finance Ltd. and cyberoad.com Corporation.

21.1     Subsidiaries of the Registrant

23.1     Consent of Accountants

23.2     Consent of Attorneys (included in Exhibit 5.1)

24.1     Power of Attorney (included on signature page)

27.1     Financial Data Schedule (2)

---------------------------
(1) Incorporated by reference to exhibits to Registrant's Registration Statement on Form SB-2 filed on February 24, 2000 (File No. 333-31068).

(2) Incorporated by reference to exhibits to Registrant's Pre Effective Amendment No. 1 to Registration Statement on Form SB-2 filed on
         May 18, 2000 (File No. 333-31068).


Item 28.          Undertakings

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

(iii) Include any additional or changed material information on the plan of distribution;

         (2) That, for the purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this pre effective amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, in San Jose, Costa Rica, on July 19, 2000.

                                                  cyberoad.com Corporation


                                                  By:/s/ John Coffey
                                                  -----------------------------
                                                  John Coffey
                                                  President and Director




                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints John Coffey and Krista Wilson, and each of them as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Pre Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.

     Signature                          Title                      Date
     ---------                          -----                      ----


/s/ Stig Lyren                      Chief Financial Officer       July 19, 2000
-----------------------------
Stig Lyren


/s/ John Coffey                     President and Director        July 19, 2000
-----------------------------
John Coffey


/s/ Krista Wilson                   Director                      July 19, 2000
-----------------------------
Brent Corobotiuc


                                     Director                      July  , 2000
-----------------------------
Orlando Guerrero

                                  Exhibit Index


Exhibit
Number     Exhibit Description
---------  -------------------
3.1      Articles of Incorporation(1)

3.2      By-laws(1)

5.1      Opinion of Counsel (2)

10.1 Amended and Restated Nonexclusive License Agreement effective as of March 5, 1998 by and between International Gaming LTD. and Cyberoad (Isle of Man) Ltd.(2)

10.2 Amended and Restated Operating and Revenue Sharing Management Services Agreement effective as of March 13, 1998 by and between International Gaming LTD. and Cyberoad (Isle of Man) Ltd.(2)

10.3 Assignment Agreement dated April 19, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.4 Amendment to the Assignment Agreement dated October 18, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.5 Amended and Restated Operating, License, Revenue Sharing and Management Services Agreement effective as of May 5, 1998 by and between Asanol Management Corporation and Cyberoad (Isle of Man) Ltd.(2)

10.6 Assignment Agreement dated April 19, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.7 Amendment to the Assignment Agreement dated October 18, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.8 Termination to Amended Assignment Agreement dated September 1, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.9 Amendment to Schedule "A" of the Grand Prix Operating, License, Revenue Sharing and Management Services Agreement dated as of September 1, 1999, between Cyberoad.com Isle of Man Limited and Asanol Management Corporation(2)

10.10 Amendment to the Grand Prix Operating, License, Revenue Sharing and Management Services Agreement dated as of September 1, 1999, between Cyberoad.com Isle of Man Limited and Asanol Management Corporation(2)

10.11 Software License Agreement effective as of October 15, 1998 by and between Nordic Investment Group and Cyberoad Gaming Corporation(2)

10.12 Assignment Agreement dated as of July 15, 1999 by and between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.13 Amendment to the Assignment Agreement dated October 18, 1999 by and between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.14 Assignment Agreement and License dated April 19, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.15 Amendment to Assignment Agreement and License dated June 11, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.16 Revised Amendment to the Assignment Agreement and License dated October 18, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man)Ltd.(1)

10.17 Non-Exclusive License Agreement dated April 19, 1999 by and between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.18 Amendment to the Non-Exclusive License Agreement dated October 18, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.19 Amended and Restated Operating and Revenue Sharing Management Services Agreement effective as of April 19, 1999 by and between Asanol Management Corporation and Cyberoad.com (Isle of Man) Ltd.(2)

10.20    Intentionally omitted.

10.21 Transfer Agreement dated September 1, 1999 between Asanol Management Corporation and Cyberoad Gaming Corporation(2)

10.22 Website Marketing Agreement dated April 19, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.23 Amendment to the Website Marketing Agreement dated October 18, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.24 Software Support Agreement dated April 19, 1999 between Cyberoad.com (Isle of Man) Ltd. and Calvex International(1)

10.25 Amendment to the Software Support Agreement dated October 18, 1999 Cyberoad.com (Isle of Man) Ltd. and Calvex International(1)

10.26 Sale of Rights Agreement dated May 1, 1999 between Cyberoad Gaming Corporation and Cyberoad.com (Isle of Man) Ltd.(1)

10.27 Sale of Rights Agreement dated July 8, 1999 between Cyberoad Gaming Corporation and eBanx.com (Isle of Man) Limited(1)

10.28 Transfer Agreement dated May 20, 1999 between eBanx.com (Isle of Man) Limited and Cyberoad Gaming Corporation(1)

10.29    Services Agreement dated April 19, 1999 between Cyberoad.com (Isle of
         Man) Ltd. and eBanx.com (Isle of Man) Limted(1)

10.30 Amendment to the Services Agreement dated October 18, 1999 between Cyberoad.com (Isle of Man) Ltd. and eBanx.com (Isle of Man) Limited(1)

10.31 Services Agreement dated as of December 31, 1999 between the cyberoad.com Corporation and Kazootek Technologies Inc.(2)

10.32 Employment Agreement, dated as of December 6, 1999 between Paul Mari and Kazootek.com Technologies Inc.(1)

10.33 Employment Agreement, dated as of October 12, 1999 between Eric Chan and Kazootek.com Technologies Inc.(1)

10.34 Employment Agreement, dated as of September 23, 1999 between Krista Wilson and Kazootek.com Technologies Inc.(1)

10.35 Consulting Agreement, dated as of November 15, 1999 between Cyberoad.com (Isle of Man) Ltd. and Calvin Ayre(1)

10.36 Engagement Letter dated October 25, 1999 between cyberoad.com Corporation and Intrastate Registered Agent Corporation(1)

10.37 Revolving Line of Credit Agreement dated as of December 10, 1999 between El Moro Finance Ltd, Cyberoad.com (Isle of Man) Ltd., Ecomm Relationship Technologies Ltd, cyberoad.com Corporation, and Kazootek.com Technologies Inc.(1)

10.38    cyberoad.com Corporation Stock Award Plan(1)

10.39    Form of Non-Statutory Stock Option Agreement(1)

10.40 Shares for Debt Settlement Agreement dated as of May 1, 1999 between Cyberoad Gaming Corporation, eBanx.com (Isle of Man) Limited and Asanol Management Corporation(1)

10.41 Assignment dated as of February 11, 2000, between Cyberoad.com (Ireland) and CIOM, whereby Cyberoad.com (Ireland) assigns to Cyberoad.com (Isle of Man) Ltd. all rights and interests in the Community Trademark Applications for CYBEROAD and CYBEROAD.COM(1)

10.42 Letter of Employment dated February 7, 2000, between Kazootek.com and Stig Lyren(1)

10.43 Agency Agreement dated November 11, 1999 between cyberoad.com Corporation and Thomson Kernaghan & Co. Limited(1)

10.44 Option to purchase common shares of cyberoad.com Corporation dated November 11, 1999 issued to Thomson Kernaghan & Co. Limited(1)

10.45 Agency Agreement dated June 18, 1999 between cyberoad.com Corporation and Thomson Kernaghan & Co. Limited(2)

10.46 Option to purchase common shares of cyberoad.com Corporation dated June 30, 1999 issued to Thomson Kernaghan & Co. Limited(1)

10.47 Share Purchase Agreement effective as of November 11, 1999 between Cyberoad.com (Isle of Man) Ltd., cyberoad.com Corporation, Aundyr Enmyn Limited, IFG International (Nominees) Limited, Aundyr Trust Company Ltd. and eBanx.com (Isle of Man) Ltd.(2)

10.48 Agreement for the Exchange of Common Stock dated April 15, 1999 by and among LAL Ventures Corp., Eric P. Littman, and Cyberoad.com Limited, a corporation organized under the laws of Ireland(1)

10.49 Amendment to Agreement for the Exchange of Common Stock executed as of October 28, 1999 between cyberoad.com Corporation (formerly known as LAL Ventures Corp.) and Cyberoad.com Limited, a corporation organized under the laws of Ireland(1)

10.50 Revolving Line of Credit Agreement dated as of February 24, 2000 between El Moro Finance Ltd, Ecomm Relationship Technologies Ltd and cyberoad.com Corporation.(2)

10.51 Transfer of Assets Agreement effective as of October 31, 1999 between Corporacion Ebanx.com, S.A. and Ecomm Relationship Technologies Ltd.(2)

10.52 Asset Pledge and Release Agreement dated as of June 1, 2000 between El Moro Finance Ltd., Cyberoad.com (Isle of Man) Ltd., Kazootek.com Technologies Inc., and cyberoad.com Corporation.

10.53 Transfer of Ownership Agreement effective as of June 27, 2000 between El Moro Finance Ltd. and cyberoad.com Corporation.

10.54 Transaction Processing Agreement effective as of June 27, 2000 between Corporacion Ebanx.com, S.A. and El Moro Finance Ltd.

10.55 Services Agreement effective as of July 7, 2000 between El Moro Finance Ltd. and cyberoad.com Corporation.

21.1     Subsidiaries of the Registrant

23.1     Consent of Accountants

23.2     Consent of Attorneys (included in Exhibit 5.1)

24.1     Power of Attorney (included on signature page)

27.1     Financial Data Schedule (2)

---------------------------
(1) Incorporated by reference to exhibits to Registrant's Registration Statement on Form SB-2 filed on February 24, 2000 (File No. 333-31068).

(2) Incorporated by reference to exhibits to Registrant's Pre Effective Amendment No. 1 to Registration Statement on Form SB-2 filed on
         May 18, 2000 (File No. 333-31068).